Exhibit 10.59

AMENDED AND RESTATED

COLLABORATION AND LICENSE AGREEMENT

THIS AMENDED AND RESTATED COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into and made effective as of July 31, 2006 (the “Effective Date”), by and between NUVELO, INC., a Delaware corporation having its principal place of business at 201 Industrial Road, Suite 310, San Carlos, CA 94070 (“Nuvelo”), and ARCHEMIX CORP., a Delaware corporation having its principal place of business at 300 Third Street, Cambridge, MA 02142 (“Archemix”). Nuvelo and Archemix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into a Collaboration Agreement as of January 12, 2004 (the “Original Agreement”), for the purpose of identifying aptamers with anti-thrombin activity (the terms and conditions contained therein, the “Original Terms”); and

WHEREAS, the particular aptamer that was the original Development Compound (as defined in the Original Agreement), ARC 183, has been withdrawn from Development; and

WHEREAS, on March 4, 2006, Archemix initiated arbitration proceedings with Judicial Arbitration and Mediation Services, Inc., New York (“JAMS”), Case No. 1425000626 (the “Arbitration”), and Nuvelo submitted counterclaims on May 17, 2006; and

WHEREAS, the Parties wish to revise their collaboration so that Archemix will be responsible for the discovery of short-acting aptamers which bind to specifically defined protein targets causing an anti-coagulation effect, and Nuvelo will have the exclusive right to develop and commercialize aptamers so identified by Archemix; and

WHEREAS, the Parties have by mutual agreement, agreed to supersede the terms of the Original Agreement, with those set forth in this Agreement as of the Effective Date.

NOW, THEREFORE, the Parties agree as follows:

1. DEFINITIONS

The following terms and those set forth in Exhibit A have the meanings set forth below or in Exhibit A, as the case may be, as used in this Agreement:

1.1 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Allowable Commercialization Expenses” means those expenses incurred during the term of this Agreement which are specifically attributable to the actual or contemplated Commercialization of a specific Licensed Product(s), and shall consist of: (a) Costs of Goods; (b) Marketing, Sales and Distribution Costs; (c) out of pocket costs to identify potential partners and to negotiate Partnering Agreements; (d) all patent prosecution, maintenance and litigation expenses incurred under Article 9 of this Agreement; (e) Post Launch Research and Development Expenses; (f) Allocated Administrative Expenses; (g) the costs of engaging Third Parties to assist with Commercialization; and (h) Currency Gains or Losses. “Allowable Commercialization Expenses” shall exclude Development Costs.

1.3 “Aptamer” means any oligonucleotide that binds to a target through means other than Watson-Crick base-pairing.

1.4 “ARC 2172” means the Aptamer having the nucleotide sequence set forth in Exhibit D.

1.5 “Archemix Background Technology” means any Technology used by Archemix, or provided by Archemix for use hereunder and/or which is otherwise necessary or useful for the Research, Development, Commercialization, manufacture, importation or use of any Candidate Compound, Development Compound or Licensed Product and that is (a) Controlled by Archemix as of the Effective Date, (b) conceived or first reduced to practice by employees of, or consultants to, Archemix after the Effective Date other than in the conduct of Research, Development or Commercialization, (c) conceived or first reduced to practice in the conduct of Research, Development or Commercialization and that constitutes SELEX Inventions or SELEX Technology, or (d) Archemix’s interest in all Program Technology to the extent it is not Compound Technology.

1.6 “Archemix Patent Rights” means Patent Rights Controlled by Archemix claiming or disclosing Archemix Technology. For clarity, Archemix Patent Rights include all Licensed Patent Rights.

1.7 “Archemix Product” has the meaning assigned in Section 12.2(a)(ii).

1.8 “Archemix Program Technology” means any Program Technology that is conceived or first reduced to practice by or through employees of, or consultants to, Archemix, alone or with any Third Party, in the conduct of the Research, Development or Commercialization of Candidate Compounds, Development Compounds or Licensed Products.

1.9 “Archemix Technology” means, collectively, Archemix Background Technology, Archemix’s interest in all Joint Technology, and Archemix Program Technology. “Archemix Technology” includes the Compound Technology.

1.10 “Bankrupt Party” has the meaning assigned in Section 16.2(a).

1.11 “Candidate Compound” means an Aptamer that is a Short Acting Coagulation Cascade Aptamer that is identified by Archemix in the course of its Research under this Agreement pursuant to an approved Research Plain.

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1.12 “Coagulation Cascade Protein” means a protein that is included on the list set forth in Exhibit B.

1.13 “Collaboration” means all activities performed by or on behalf of Nuvelo or Archemix in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.

1.14 “Commercialization” or “Commercialized” means all activities that are undertaken prior to, during or after completion of an NDA filing for a particular Licensed Product and that relate to the commercial manufacture, marketing and sale of such Licensed Product including but not limited to pre-commercialization, advertising, education, planning, marketing, promotion, distribution, market and product support studies, and Phase 4 Trials.

1.15 “Compound Patent Rights” means Patent Rights to the extent claiming (a) Compound Technology or (b) ARC 2172.

1.16 “Compound Technology” means any Program Technology developed solely by Archemix or which is Joint Technology and in either case to the extent specifically disclosing the composition of matter, formulation or use in the Field of a Short Acting Coagulation Cascade Aptamer that is or was discovered or made by Archemix under this Agreement or the Original Agreement, including any Candidate Compound, Development Compound or Licensed Product.

1.17 “Confidential Information” has the meaning assigned to it is Section 10.1.

1.18 “Contract Year” means (a) the period beginning on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Effective Date falls and (b) each succeeding twelve (12) month period thereafter.

1.19 “Control” means, with respect to an item of Technology, a molecule or an intellectual property right, that a Party owns or has a license to such item, to a Patent Right claiming such molecule, or to such right and has the ability to disclose and grant a license or sublicense as provided for in this Agreement under such item, Patent Right, or right without the payment of additional consideration to, and without violating the terms of any agreement or other arrangement with, any Third Party.

1.20 “Derived” means identified, obtained, developed, created, synthesized, designed, derived or resulting from based, upon, containing, incorporating or otherwise generated from, conjugated to or complexed with (whether directly or indirectly, or in whole or in part).

1.21 “Develop” or “Development” means all activities with respect to a Development Compound or Licensed Product relating to: (a) the preparation for and conducting of Phase 1 Trails, Phase 2 Trials, and Phase 3 Trials; (b) the filing and obtaining of Regulatory Approval for a Licensed Product; and (c) all activities relating to developing the ability to manufacture Development Compounds or Licensed Products. This includes, but is not limited to: (i) preclinical testing, toxicology, formulation development, clinical studies, regulatory affairs and outside counsel regulatory legal services; and (ii) manufacturing process development and scale up for bulk and final forms or Development Compounds and Licensed Products, validation documentation, all documentation generated in connection with the manufacturing or processing activities and manufacturing and quality assurance technical support activities for such Development Compounds or Licensed Products prior to first commercial sale.

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1.22 “Development Compound:”

(a) means any Candidate Compound that is discovered or made by Archemix under the Original Agreement or this Agreement and selected by Nuvelo for IND-enabling studies and designated by Nuvelo as Development Compound pursuant to Section 2.2 and 2.3 of this Agreement;

(b) any compound Derived from a Development Compound, as defined in subsection (a) above, under the Original Agreement or this Agreement that is a Short Acting Coagulation Cascade Aptamer (for clarity, any such compound defined in this subsection (b) shall be designated as a separate Development Compound under this Agreement); and

(c) ARC 2172.

1.23 “Development Costs:”

(a) means the expenses incurred by Nuvelo or Archemix or for its account after the Effective Date, and which are specifically attributable to the Development of Development Compounds and Licensed Products, including, without limitation:

(i) costs of preclinical design and evaluation of Candidate Compounds, Development Compounds and Licensed Products, and costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Candidate Compounds, Development Compounds and Licensed Products (such costs include the costs of any consultants or other Third Parties engaged by Nuvelo to conduct such design or evaluation);

(ii) costs of pre-IND studies including the manufacturing cost of preclinical supplies of Candidate Compounds, Development Compounds and Licensed Products, including GMP materials;

(iii) costs of conducting clinical trails on Development Compounds and Licensed Products including the manufacturing cost of clinical supplies of the Development Compounds and Licensed Products;

(iv) costs of preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain approval to Commence Phase 1 Trails or to obtain Regulatory Approval for Development Compounds and Licensed Products;

(v) fees, including FDA user fees, associated with U.S. and foreign regulatory filings or other U.S. and foreign governmental requirements related to Development Compounds and Licensed Products;

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(vi) costs of Third Party licenses under Patents or other intellectual property rights reasonably necessary to develop Development Compounds or Licensed Products or to commercialize Licensed Products;

(vii) external and internal costs of process development, manufacturing, quality assurance, release testing, and clinical materials relating to Development Compounds or Licensed Products; and

(viii) such other costs directly incurred in Development of Development Compounds or Licensed Products.

(b) Development Costs excludes Nuvelo’s and Archemix’s overhead expenses and FTE expenses, and any FTE payments to Archemix hereunder, notwithstanding anything else in this Section 1.23.

(c) Development Costs will be calculated on an accrual basis consistent with GAAP except for the expenses incurred by Nuvelo in manufacturing clinical supplies of each Development Compound or Licensed Compound, which will be calculated on a cash basis prior to the Commercialization of the Development Compound or Licensed Compound.

1.24 “Diligent Efforts” means the carrying out of obligations or tasks in a reasonable, good faith, and diligent manner consistent with efforts and resources as commonly used in the research-based biotechnology industry for a company of a similar size and a similar market capitalization, for a therapeutic product at a similar stage of research, development or commercialization, and having similar market potential, taking into account issues of safety, efficacy, product profile, the costs to develop, the competitiveness of alternative products that are or are expected to be in the relevant marketplace, the proprietary position of the product, the regulatory structure and the likelihood of regulatory approval and product reimbursement, the profitability of the product, and all other commercial factors.

1.25 “Drug Approval Application” means an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug in a regulatory jurisdiction.

1.26 “EMEA” means the European Medicines Agency, or any successor thereof.

1.27 “EMEA and Pricing Approval” means approval by the EMEA to sell a Licensed Product together with pricing approval in at least one of France, Germany, Italy, Spain or United Kingdom.

1.28 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.29 “Field” means the use of Short Acting Coagulation Cascade Aptamers to Modulate blood clotting times in acute therapeutic applications, including but not limited to coronary artery bypass graft surgery and percutaneous coronary intervention. [        *

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[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.[*] Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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                    *                     ] For clarity, if any Short Acting Coagulation Cascade Aptamers Developed under this Agreement for use in the “Field”, as described in the previous sentences, have additional therapeutic uses, those additional therapeutic uses will also be considered part of the “Field.”

1.30 “FTE” means the equivalent of one person working full time for one 12-month period in a Research, Development, Commercialization, regulatory or other relevant capacity, for [    *    ] hours per year. For clarity, a single individual who works more than [    *    ] hours in a single year shall be treated as one FTE regardless of the number of hours worked.

1.31 “FTE Reimbursement Rate” means the rate at which Nuvelo shall reimburse Archemix for costs related to FTEs under this Agreement. Such costs shall cover all salary and benefits, and facilities and infrastructure costs, travel expenses, laboratory supplies and materials used internally by Archemix in fulfilling its obligations under this Agreement and all overhead charges which are allocable to company departments based on space occupied or headcount or another activity-based costing method and related to FTE obligations necessary for performance under this Agreement. Such FTE Reimbursement Rate shall be [    *    ] per FTE. For clarity, each Party shall be responsible, at its sole cost and expense, for paying the salaries and benefits of its employees.

1.32 “Generic IP” has the meaning assigned in Section 5.7.

1.33 “Gilead” means Gilead Sciences, Inc., a Delaware corporation with its principal offices located at 333 Lakeside Drive, Foster City, California 94404.

1.34 “Gilead-Archemix Agreement” means the License Agreement entered into by and between Gilead and Archemix dated October 23, 2001, as amended September 4, 2003.

1.35 “IND” means: (a) an Investigational New Drug Application as defined in the Federal Food, Drug and Cosmetic Act (“FDCA”) and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Development Compound and/or Licensed Product in humans in the United States; (b) a counterpart of an investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Development Compound and/or Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.36 “In Vitro Diagnostics” means the use of the SELEX Process or Aptamers or PhotoAptamers identified through the use of the SELEX Process in the assay, testing or determination, outside of a living organism, of a substance in a test material. [        *

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[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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1.37 “Indemnitees” has the meaning assigned in Section 14.1.

1.38 “Internal FTE” means an FTE performing activities related to the Collaboration by Archemix or its Affiliate(s).

1.39 “IPO Price” means the price per share paid by investors participating in the Qualified IPO.

1.40 “Joint Management Committee” or “JMC” means the committee described in Section 3.2.

1.41 “Joint Patent Rights” means Patent Rights claiming Joint Technology.

1.42 “Joint Technology” means any Program Technology jointly conceived or reduced to practice by employees of or consultants to Nuvelo and employees of or consultants to Archemix under this Agreement. For clarity, any jointly developed Technology that is SELEX Technology or SELEX Inventions shall not be considered Joint Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.43 “Licensed Patent Rights” means any Archemix Patent Rights (a) to the extent claiming any Compound Technology, Candidate Compound, Development Compound or Licensed Product or the manufacture thereof or the use thereof in the Field, or (b) that are necessary or useful for Nuvelo to exercise the relevant licenses granted to it pursuant to Article 5. For clarity, the Licensed Patent Rights shall exclude any Patent Rights that relate to the SELEX Inventions or the SELEX Technology and shall include, without limitation, the following United States Patents and their counterparts throughout the world to the extent not SELEX Inventions or SELEX Technology: 6,334,318 B1; 5,476,766; 5,543,293; 5,582,981; 5,688,291; 5,817,785; 5,840,867; and 6,331,398 B1.

1.44 “Licensed Product” means a product that comprises, consists of, or which incorporates a Development Compound regardless of its formulation or mode of administration;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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provided, that, any Aptamer contained therein is a Short Acting Coagulation Cascade Aptamer, and provided, further, that such Short Acting Coagulation Cascade Aptamer is not formulated, modified or administered such that the Short Acting Coagulation Cascade Aptamer or the Licensed Product does not demonstrate the short acting characteristics set forth in Exhibit C. For clarity, and without limitation, a Licensed Product shall not include any pegylated Aptamer.

1.45 “Licensed Technology” means any Archemix Technology that (a) specifically relates to any Candidate Compound, Development Compound or Licensed Product relevant to the license grant, or (b) is necessary or useful for Nuvelo to exercise the relevant licenses granted to it pursuant to Article 5.

1.46 “Licensing Revenue” means any and all forms of consideration that Nuvelo or any Nuvelo Affiliate receives directly or indirectly from a Third Party Partner in connection with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, imputed income on interest-free loans received from such Third Party Partner, the portion of an equity investment in Nuvelo or a Nuvelo Affiliate that is greater than the fair market value of Nuvelo’s or its Affiliate stock sold in such investment at the time of sale and other similar payments; but Licensing Revenue shall exclude any of the following amounts received by Nuvelo or its Affiliates under a Partnering Agreement: (a) an equity investment by such Third Party (but solely to the extent that such investment is at a price equal to or less than the fair market value of Nuvelo’s or its Affiliate’s stock sold in such investment at the time of sale); (b) a loan at reasonable interest rates for work required to be performed by Nuvelo and directed to the Development or Commercialization of Licensed Products subject to the Agreement; (c) research and development support (at a reasonable FTE value); (d) reimbursement of patent prosecution, maintenance, enforcement or defense expenses; or (e) payments directly attributable to supplying goods (at no more than one hundred twenty-five percent (125%) of actual manufacturing cost) or services to such Third Party Partner to enable the commercialization of the Licensed Product that is subject to the Partnering Agreement.

1.47 “Losses” has the meaning assigned in Section 14.1.

1.48 “MHLW” means the Ministry of Health, Labor and Welfare, otherwise referred to as “Korosho” or any successor thereto, which governs the scientific review of human pharmaceutical products in Japan.

1.49 “Minimum FTE Funding Requirement” has the meaning assigned to it in Section 2.4.

1.50 “Modulate” or “Modulation” means the inhibition or activation of a Coagulation Cascade Protein using a Short Acting Coagulation Cascade Aptamer. As used in this definition, “inhibition” means either (a) inhibition at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer by binding of a Short Acting Coagulation Cascade Aptamer to a pre-selected Coagulation Cascade Protein or (b) inhibition at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer of a second pre-selected Coagulation Cascade Protein by binding at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer to a first pre-selected Coagulation Cascade Protein. As used in

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this definition, “activation” means either (a) activation at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer by binding of a Short Acting Coagulation Cascade Aptamer to a pre-selected Coagulation Cascade Protein or (b) activation at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer of a second pre-selected Coagulation Cascade Protein by binding at a therapeutically useful level of a Short Acting Coagulation Cascade Aptamer to a first pre-selected Coagulation Cascade Protein.

1.51 “NDA” means a New Drug Application submitted and filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary for approval of a drug in such jurisdiction.

1.52 “Net Sales:”

(a) means the gross amount invoiced by Nuvelo or its Affiliate or a licensee or sublicensee (at any level, including a sublicensee of a sublicensee) for sales of Licensed Products to a Third Party (other than a Third Party Partner or a licensee or sublicensee) less, to the extent included within the gross amount invoiced to and paid by the customer, deductions for; (i) transportation, and customs clearance, duty charges and insurance relating to such transportation; (ii) sales and excise taxes, customs and any other governmental charges, all to the extent imposed upon the sale of the Licensed Products and paid by the selling party; (iii) distributors fees, rebates or allowances actually granted or allowed, including government and managed care rebates; (iv) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Licensed Products; and (v) allowances or credits to customers, not in excess of the selling price of the Licensed Products, on account of governmental requirements, rejection, recalls or return of the Licensed Products.

(b) Solely for the purpose of calculating Net Sales of Licensed Products, if a Party or its Affiliate, or a licensee or sublicensee, sells such Licensed Products in the form of a combination product containing any such Licensed Product and one or more active ingredients or a delivery device (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to the other Party pursuant to Sections 7.4(b)(i) and/or 12.2(b) will be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above by the fraction A/(A+B) where A is the invoice price of such Licensed Product if sold separately, and B is the total invoice price of the other active ingredient(s) or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Licensed Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to the other Party pursuant to Sections 7.4(b)(i) and/or 12.2(b) for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product as determined in subsection (a) above by the fraction A/C where A is the invoice price of such Licensed Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Licensed Product component is not sold separately in such country, Net Sales for the

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purposes of determining royalties due to the other Party pursuant to Section 7.4(b)(i) and /or 12.2(b) for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Products that contains the Licensed Product and E is the fair market value of the portion of the Combination Products containing the other active ingredient(s) or delivery device included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

1.53 “Nuvelo Background Technology” means any Technology that is (a) Controlled by Nuvelo as of the Effective Date or (b) conceived or first reduced to practice by Nuvelo after the Effective Date other than in the conduct of Research, Development or Commercialization, and in either case is necessary or useful for the Research, Development or Commercialization, manufacture, importation, use or sale of Candidate Compounds, Development Compounds or Licensed Products under this Agreement. Nuvelo Background Technology does not include Nuvelo Program Technology or Nuvelo’s interest in Joint Technology. For clarity, any Program Technology that is SELEX Technology or SELEX Inventions shall not be considered Nuvelo Background Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.54 “Nuveo IPO Share Amount” means that number of shares of Archemix Common Stock equal to the lesser of (a) Ten Million Dollars ($10,000,000) divided by the IPO Price or (b) fifteen percent (15%) of the total gross offering proceeds (prior to underwriter commissions and expenses) raised by Archemix in the Qualified IPO divided by the IPO Price.

1.55 “Nuvelo Patent Rights” means Patent Rights Controlled by Nuvelo claiming or disclosing Nuvelo Technology.

1.56 “Nuvelo Product” has the meaning assigned to it in Section 12.2(a)(i).

1.57 “Nuvelo Program Technology” means any Program Technology that is conceived or first reduced to practice by or through employees of, or consultants to, Nuvelo, alone or with any Third Party, in the conduct of the Research, Development or Commercialization of Candidate Compounds, Development Compounds or Licensed Products. For clarity, any Program Technolgy that is SELEX Technology or SELEX Inventions shall not be considered Nuvelo Program Technology regardless of which Party conceived or reduced to practice such Technology or Inventions.

1.58 “Nuvelo Technology” means, collectively, Nuvelo Background Technology, Nuvelo Program Technology, and Nuvelo’s interest in all joint Technology.

1.59 “Partnered Product” means a Licensed Product that is the subject of a Partnering Agreement.

1.60 “Partnering Agreement” means an executed and in-force written agreement between Nuvelo and a Third Party or between a Third Party Partner and another Third Party, wherein such Third Party is granted the right to Develop or Commercialize, alone or in collaboration with Nuvelo or another Third Party Partner, a Licensed Product.

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1.61 “Patent Rights” means the rights and interests in and to (a) a pending application for a patent anywhere in the world, including without limitation any provisional, converted provisional, continued prosecution application, substitution, continuation, divisional or continuation-in-part thereof; (b) any patent issuing on any of the foregoing, including any inventor’s certificate, that has not expired or been declared invalid by a court from which no appeal can be or has been taken; or (c) any extension, renewal, reissue or reexamination of any of the foregoing.

1.62 “Phase I Trial” means that portion of the clinical development program that generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product, and that is consistent with 21 CFR §312.21(a) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.63 “Phase 2 Trail” means that portion of the clinical development program that provides for a clinical trial of a product on patients, which may include pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such product is safe for its intended use, to determine potential doses and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, and that is consistent with 21 CFR §312.21(b) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.64 “Phase 3 Trail” means that portion of the clinical development program that provides for a pivotal human clinical trial of a product, which trial is designed to: (a) establish that a product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; and (c) support Regulatory Approval of such product; and which trial is consistent with 21 CFR §312.21(c) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.65 “ Phase 4 Costs” means all expenses incurred by either Party or for its account, and specifically attributable to: (a) direct support of the performance of a Phase 4 Trail for a Licensed Product; or (b) process development for a Licensed Product in a Phase 4 Trail. All Phase 4 Costs shall be treated as Post Launch R&D Expenses in accordance with Exhibit A.

1.66 “Phase 4 Trial” means a clinical trial of a Licensed Product commenced in a particular country after receipt of Regulatory Approval in such country in order to support commercialization of the Licensed Product.

1.67 “Product Profit and Loss” means the profits or losses resulting from the Commercialization of Licensed Products and is equal to Net Sales plus Licensing Revenue less Allowable Commercialization Expenses.

1.68 “Program Target” means a Coagulation Cascade Protein identified in Exhibit B that is the subject of an approved Research Plan.

1.69 “Program Technology” means any Technology that is generated, conceived or first reduced to practice (actively or constructively) by either Party or both Parties in the conduct of the Research, Development or Commercialization of Candidate Compounds, Development Compounds or Licensed Products.

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1.70 “Qualified IPO” means Archemix’s firm commitment underwritten initial public offering on the [             *            ] filed under the Securities Act of 1933, as amended, covering the offer and sale of Archemix Common Stock, with total gross offering proceeds to Archemix (prior to underwriter commissions and expenses) of at least [    *    ] dollars ($ [    *    ]) exclusive of the dollar value represented by the Nuvelo IPO Share Amount.

1.71 “Radio Therapeutic Aptamer” means any product for human therapeutic use that contains one or more Aptamers that targets specifically any diseased tissue, cells or disease-specific molecules or any tissue or cells which are affected by a disease or located in the close neighborhood of a disease process and is linked to or incorporates: (a) radionucleotides; or (b) any structure or elements which develop therapeutic effects similar to the effect of linking or incorporating radionucleotides after submission of any kind of radiation.

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1.73 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Licensed Product in a regulatory jurisdiction.

1.74 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing or sale of a Licensed Product.

1.75 “Regulatory Documentation” means, with respect to a Licensed Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) relating to such product, and all data contained therein, including, without limitation, any IND(s), NDA(s), Biologics License Application(s) (“BLA(s)”), Investigator’s Brochures, Drug Master File(s), correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from teleconferences with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and manufacturing records.

1.76 “Regulatory Filing” means the NDA, BLA, IND, or any foreign counterparts thereof and any other filings required by Regulatory Authorities relating to the study, manufacture or commercialization of any Licensed Product.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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1.77 “Research” means: (a) the discovery and identification of Candidate Compounds for use within the Field; (b) the biological characterization (including, without limitation, preclinical activities such as in vivo analysis) of such Candidate Compounds; and (c) any other activities related to the Field specified in an approved Research Plan, in each case which are to be conducted pursuant to this Agreement.

1.78 “Research Plan” means the written plan describing the Research and any other activities to be carried out by the Parties during each Contract Year during the Term of this Agreement as such written plan may be amended, modified or updated in accordance with the terms of this Agreement. Each Research Plan shall include a budget and shall specify the number of FTEs to be utilized by Archemix.

1.79 “Research Program Term” means the period during which Archemix shall be obligated to conduct Research on Nuvelo’s behalf hereunder. The Research Program Term shall begin on the Effective Date and end on the last day of the third Contract Year or such later date as the Parties may mutually agree in writing; provided, that, if this Agreement is terminated prior to the end of the Research Program Term, the effective date of termination shall be the last day of the Research Program Term.

1.80 “Royalty Period” has the meaning assigned to it in Section 7.4(b)(iii).

1.81 “SELEX Inventions” means any and all inventions, including any improvements, made solely by employees or independent contractors of one Party, or jointly by employees or independent contractors of each Party, in the course of the Party’s or Parties’ performance under this Agreement, specifically relating to the SELEX Technology.

1.82 “SELEX Portfolio” means those Patent Rights licensed by Gilead to Archemix pursuant to the Gilead-Archemix Agreement.

1.83 “SELEX Technology” means any Technology or process for identifying, modifying, optimizing and/or stabilizing an Aptamer, whether (i) existing as of the Effective Date or invented thereafter. For clarity for the purposes of this Section 1.83: (i) the process of “identifying” includes, without limitation, any process which is disclosed in or falls within the claimed scope of U.S. Patent Nos. 5,270,163 or 5,843,653” ); and (ii) the processes of “modifying”, “optimizing” and “stabilizing” include, without limitation, minimization, truncation, conjugation, pegylation, complexation, substitution, and deletion and/or incorporation of modified nucleotides. “SELEX Technology” and “SELEX Inventions” does not include any Compound Technology.

1.84 “Short Acting Coagulation Cascade Aptamer” means ARC 2172 and any other Aptamer that: (a) binds to a pre-selected Coagulation Cascade Protein identified on Exhibit B; (b) Modulates the blood coagulant function of any Coagulation Cascade Protein identified on Exhibit B; and (c) demonstrates the short-acting characteristics and limitations that are set forth in Exhibit C. For clarity, Short Acting Coagulation Cascade Aptamers do not include [

*

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

13.

*                     ] Nothing in this Section 1.84 will be interpreted to exclude an Aptamer from the definition of “Short Acting Coagulation Cascade Aptamer” if it Modulates functions other than the blood coagulant function of a Coagulation Cascade Protein; provided, that, it Modulates the blood coagulant function of a Coagulation Cascade Protein.

1.85 “SomaLogic Agreements” means [

*

]

1.86 “Technology” means, collectively, inventions, discoveries, improvements, trade secrets, proprietary materials and proprietary methods, whether or not patentable, including without limitation: (a) methods of production or use of, and structural and functional information pertaining to, chemical compounds; (b) compositions of matter, data, formulations, processes, techniques, know-how and results (including any negative results); and (c) any proprietary data, instructions, processes, methods, formulae, materials, expert opinions and information including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information in the Control of a Party either prior to or during this Agreement that relates in any way to Research or Development activities.

1.87 “Term” has the meaning assigned to it in Section 11.

1.88 “Third Party” means any entity other than: (a) Nuvelo; (b) Archemix; or (c) an Affiliate of either of them.

1.89 “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.

1.90 “Third Party Royalty” has the meaning assigned to it in Section 7.4(b)(ii).

1.91 “Title 11” has the meaning assigned to it in Section 16.2(a).

1.92 “ULEHI Agreement” means [

*

                            ]

1.93 “URC License Agreement” means [          *          ]

1.94 “UTC” means [                                                                          *

                                ]

1.95 “Valid Claim” means (a) any claim of a pending patent application which has been pending for a period of less than five (5) years from the date of issuance of a first patent office communication during examination of the first application related thereto, and shall not have been earlier cancelled, withdrawn or abandoned on a country-by-country basis, or (b) an

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

14.

issued unexpired patent that (i) has not been finally cancelled, withdrawn, abandoned or rejected by any administration agency or other body of competent jurisdiction, (ii) has not been permanently revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (iii) has not been rendered unenforceable through disclaimer or otherwise, and (iv) is not lost through an interference proceeding.

2. RESEARCH

2.1 Research Overview. Archemix will conduct Research in the Field in accordance with an approved Research Plan to generate Candidate Compounds during the Research Program Term. The Parties will prepare a Research Plan for Nuvelo’s approval for the initial twelve (12) months of the Research Program Term within sixty (60) days of the Effective Date. For the second and third years of the Research Program Term the Parties shall prepare an updated Research Plan for discussion by the JMC and approval by Nuvelo at least ninety (90) days prior to the first and second anniversaries of the Effective Date. Each Research Plan will include, without limitation, (a) a prioritized list of the Coagulation Cascade Protein targets for which Archemix will generate Aptamers; (b) a target product profile for Short Acting Coagulation Cascade Aptamers to meet for each Coagulation Cascade Protein pursued so that such Aptamers can be considered as Candidate Compounds; and (c) a proposed work plan and resource allocation plan.

2.2 Diligence. The Parties will use Diligent Efforts to conduct their respective tasks throughout the Term, and will conduct all Research, Development and Commercialization activities in good scientific manner, and in compliance in all material respects with the requirements of applicable laws, rules and regulations, to attempt to achieve their objectives efficiently and expeditiously. Without limiting the generality of the foregoing:

(a) Nuvelo will: (i) determine whether any Candidate Compounds should be designated as Development Compounds, and (ii) use Diligent Efforts to Develop, manufacture and Commercialize at least one (1) Development Compound and related Licensed Product for use in the Field.

(b) Archemix will use Diligent Efforts to conduct Research and Nuvelo will use Diligent Efforts to evaluate in good faith and decide in a timely manner whether to designate Candidate Compounds as Development Compounds following receipt of all data requested by Nuvelo with regard to Candidate Compounds and to Develop and Commercialize any Development Compound or Licensed Product.

2.3 Designation of Candidate Compounds and Development Compounds. Nuvelo will have the sole right to designate a Candidate Compound as a Development Compound based on whether the Candidate Compound meets the relevant target product profile established by Nuvelo and set forth in the Research Plan or as subsequently modified by Nuvelo in good faith and communicated in writing to Archemix.

2.4 FTE Funding. Nuvelo shall pay Archemix a minimum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) per Contract Year (the “Minimum FTE Funding

15.

Requirement”) for Archemix Internal FTEs dedicated to conducting Research or any Development activities in accordance with Research Plans approved by Nuvelo, and any other activities conducted in accordance with an approved Research Plan or in conducting Development activities approved in writing by Nuvelo. For clarity, the Minimum FTE Funding shall be paid to Archemix regardless of whether or not (a) a Research Plan has been approved by Nuvelo or (b) the number of FTEs contemplated by the Minimum FTE Funding Requirement are utilized in any Contract Year, provided, that, to the extent that Nuvelo provides Archemix with a Research Plan that calls for Archemix Internal FTEs up to the Minimum FTE Funding Requirement for the purpose of conducting Research or Development in the Field, Archemix shall be required to provide the services of such FTEs as a condition to its entitlement to the Minimum FTE Funding Requirement. To the extent that Nuvelo requires Archemix Internal FTEs above the amount contemplated by the Minimum FTE Funding Requirement such obligation to provide these additional FTE’s shall come only with (i) Archemix’s prior written consent and (ii) as part of an approved Research Plan. Unless otherwise stated herein, Nuvelo will have no other obligation to reimburse Archemix for any expenses Archemix incurs in connection with Archemix’s performance of Research under this Agreement. Notwithstanding any other provision hereof: (y) Archemix will have no obligation to engage any Third Party in its performance of the Research hereunder, and Nuvelo will have no obligation to reimburse Archemix for any such Third Party engagement, unless Nuvelo agrees in writing to reimburse Archemix for the costs associated with such Third Party contracts, and (z) Archemix shall have no obligation to perform any activities not identified in an agreed Research Plan, and Nuvelo will have no obligation to reimburse Archemix for any such activities. Nuvelo will have no ongoing obligation to fund any Research by Archemix after the expiration of the Research Program Term.

3. MANAGEMENT OF THE COLLABORATION

3.1 Overall Management Structure. The Joint Management Committee (“JMC”) will be established as set forth below and will be responsible for reviewing the Research Plan, and all amendments thereto, under this Agreement as further described below. If Archemix exercises its Profit Share Option (as defined below), then the responsibility of the JMC will expand to include Nuvelo’s sharing of information relating to its Commercialization activities with respect to a particular Development Compound, and the Licensed Products relating thereto, pursuant to Section 6.2.

3.2 Joint Management Committee.

(a) Membership. The JMC shall be composed of six (6) members, with an equal number of members appointed by each Party. Immediately following the Effective Date, each Party shall appoint its initial representatives to the JMC. Each Party may replace its JMC representatives at any time upon written notice to the other Party. Nuvelo will designate one of its representatives as the Chairperson of the JMC. The Chairperson shall be responsible for scheduling meetings, preparing and circulating an agenda in advance of each meeting, and preparing and issuing minutes of each meeting within thirty (30) days thereafter. Minutes of a JMC meeting shall be final only when approved by the JMC.

16.

(b) Power and Responsibilities. During the Research Program Term of this Agreement, the JMC shall meet a minimum two (2) times per year as provided in Section 3.3. The JMC is responsible for: (i) reviewing the annual Research Plan; and (ii) receiving updates on Nuvelo’s Development activities hereunder with regard to any Development Compounds or Licensed Products then under Development. If Archemix exercises its Profit Share Option, then the responsibility of the JMC will expand to include receiving updates on Nuvelo’s Commercialization activities with respect to Licensed Products. The JMC shall have no power to amend this Agreement. Any amendments that alter the terms of this Agreement shall be implemented pursuant to Section 16.1 below.

3.3 Meetings. The Parties shall endeavor to schedule meetings of the JMC at least thirty (30) days in advance. Committee meetings held in person will alternate between sites designated by each Party, unless otherwise agreed by the Parties. With the consent, not to be unreasonably withheld, of the representatives of each Party serving on the JMC, other representatives of each Party may attend meetings of the JMC as nonvoting observers. A meeting of the JMC may be held by audio or video teleconference. Each Party shall be responsible for all of its own expenses of participating in the meetings of the JMC, and such expenses shall not be included in the Development Costs or Allowable Commercialization Expenses if Archemix exercises its Profit Share Option pursuant to Article 6.

3.4 Decision Making. If the JMC is unable to reach a unanimous agreement on any matter that the JMC is responsible for, then Nuvelo shall have the final decision; provided, however, that, to the extent that a Research Plan contemplates Archemix Research or Development activities in excess of the minimum commitment described in Section 2.4, Archemix shall not be required to perform any Research or Development activities as part of a Research Plan without its prior written consent. Nuvelo will have the sole right to designate a Candidate Compound as a Development Compound based on whether the Candidate Compound meets a target product profile acceptable to Nuvelo and set forth in an approved Research Plan or subsequently modified by Nuvelo in good faith and communicated in writing to Archemix.

3.5 Access to Information. Archemix shall provide Nuvelo and its authorized representatives with reasonable access during regular business hours to records, documents, and other information relating to the Candidate Compounds that Nuvelo may reasonably require in order to evaluate their potential as Development Compounds or, following their designation as Development Compounds, to Develop such Development Compounds pursuant to the exclusive licenses granted hereunder.

3.6 Research Expenses. Nuvelo will reimburse Archemix for the Minimum FTE Funding Requirement per year during each Contract Year during the Research Program Term of this Agreement. Nuvelo shall pay twenty five percent (25%) of the annual Minimum FTE Funding Requirement for each Contract Year quarterly in advance; provided that, in the event that an approved Research Plan sets forth a number of FTE’s higher than those indicated in the Minimum FTE Funding Requirement, then Nuvelo shall pay quarterly in advance twenty five percent (25%) of the annual FTE funding requirement based on the number of FTEs set forth in the Research Plan.

17.

3.7 Independence. Subject to the terms of this Agreement, each Party shall manage its own activities and resources, acting independently and in its individual capacity. The relationship between Nuvelo and Archemix is that of independent contractors and neither Party shall have the power to bind or obligate the other Party in any manner, other than as is expressly set forth in this Agreement.

4. DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

4.1 Designation of ARC 2172. Nuvelo hereby designates ARC 2172 as a Development Compound.

4.2 Development and Commercialization. Nuvelo has sole and full control, authority and responsibility for conducting, funding (subject to Sections 6.1 and 7.5) and pursuing all aspects of the designation, Development and Commercialization of Development Compounds and Licensed Products throughout the world, so long as Nuvelo uses Diligent Efforts with respect thereto. Nuvelo may, at its discretion, contract with or grant sublicenses to Third Parties in connection with the exercise of its rights with regard to the Development and Commercialization of Development Compounds and Licensed Products.

4.3 Abandonment of Development Compounds. Any time after a Candidate Compound has been designated as a Development Compound, Nuvelo may determine that Development of such Development Compound should be abandoned. If Nuvelo decides to abandon Development of particular Development Compound, and is not pursuing another Candidate Compound or Development Compound for the same therapeutic indication for which the first Development Compound was in Development, or against the same Target to which such abandoned Development Compound binds, then Archemix will have the right to continue such Development within the Field either by itself or with a Third Party only with Nuvelo’s prior, written consent and upon the terms and conditions, if any, on which the Parties may agree in writing based on good faith negotiations. In addition, Archemix shall have the right to continue Development within the Field either by itself or with a Third Party of ARC 183 (as defined in the Original Agreement), whose joint Development the Parties have previously agreed to abandon, with Nuvelo’s prior, written consent and on terms and conditions, if any, on which the Parties may agree in writing based on good faith negotiations.

4.4 Regulatory Affairs. With respect to each Development Compound, at its discretion Nuvelo will prepare, file and own all right, title and interest in Regulatory Filings and Regulatory Approvals relating to each such Development Compound.

4.5 Manufacturing. Nuvelo will be responsible for manufacturing and supplying Development Compounds and Licensed Products for Development and Commercialization and for making all decisions with respect thereto in its sole discretion including, without limitation, decisions relating to process development work to support quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing. For clarity, Nuvelo shall have final decision making authority to fulfill its regulatory responsibilities over all steps of the manufacturing process (including bulk, finish and fill, labeling and packaging, lot release and management of contractors and subcontractors). The Parties recognize the Nuvelo may use Third Parties to conduct some or all of Nuvelo’s manufacturing responsibilities hereunder, and Nuvelo will have sole decision making authority for contracting with any such Third Parties.

18.

5. LICENSES AND RELATED RIGHTS

5.1 Research Licenses.

(a) Subject to the other terms of this Agreement, Archemix hereby grants to Nuvelo a worldwide, non-exclusive license, without the right to grant sublicenses, under the Licensed Technology and Licensed Patent Rights, for the sole purpose of conducting Research on Short Acting Coagulation Cascade Aptamers identified by Archemix in the course of performance of Research.

(b) Subject to the other terms of this Agreement, Nuvelo hereby grants to Archemix a worldwide, non-exclusive license during the Research Program Term, without the right to grant sublicenses, under Nuvelo Technology and Nuvelo patent Rights, for the sole purpose of conducting Research or Development.

5.2 Commercialization License. Archemix hereby grants to Nuvelo an exclusive (even as to Archemix), worldwide, sublicensable license under the Licensed Technology and Licensed Patent Rights, to Develop, Commercialize, make, have made, use, have used, sell, have sold, lease, offer for sale or lease, import and export Development Compounds and Licensed Products within the Field.

5.3 License Grant upon Termination of the Collaboration. Upon termination the license grants between the Parties of this Agreement shall be governed under Section 12.2 of this Agreement.

5.4 License Limitations. Notwithstanding any provision hereof to the contrary, (a) Archemix does not grant to Nuvelo a license to the SELEX Technology or SELEX Inventions and Nuvelo hereby covenants that it will not practice any SELEX Technology or SELEX Inventions Controlled by Archemix and (b) Nuvelo hereby covenants that it will not practice any of the rights granted hereunder to any of the Licensed Patent Rights or Licensed Technology or use, make, have made, import, sell, have sold, or offer for sale any Short Acting Coagulation Cascade Aptamer, Development Compound or Licensed Product for a purpose other than that expressly permitted in Sections 5.1 and 5.2 hereof.

5.5 Exclusivity. During the Term of this Agreement, and for a period of one (1) year thereafter, unless otherwise provided in Section 4.3 or Section 12.2, neither Party not its Affiliates shall, except with respect to the Parties’ activities under this Agreement [

*

                                                                                                                                                                                                            ] or (c) license or otherwise enable any Third Party to perform any of the activities set forth in subsections (a) through (c) above. For clarity, nothing herein shall be deemed to prohibit Archemix from identifying, discovering, researching, developing, making, using or selling Aptamers that are not Short Acting Coagulation Cascade Aptamers, so long as such actions are

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

19.

consistent with Sections 5.1, 5.2 and Article 10 hereof. In addition, neither Party may independently or with a Third Party [

*

]

5.6 Sharing of Data.

(a) During the Term of this Agreement, Nuvelo will have reasonable access to all Program Technology (including, without limitation, all raw data) as it is generated.

(b) The Parties’ access to Program Technology and Nuvelo Technology after the termination of the Agreement shall be governed by Section 12.2(a) and Section 9.1.

5.7 Grantback. Notwithstanding anything in this Agreement to the contrary, Nuvelo hereby grants to Archemix a non-exclusive, paid-up, royalty-free license to any Nuvelo Technology and Nuvelo Patent Rights that generically relates to and covers the manufacturing, formulation, methods of use and/or processing of Aptamers (such Patent Rights hereinafter referred to as “Generic IP”). Archemix shall have the right to practice the Generic IP and to grant sublicenses to the Generic IP to Third Parties who have a license from Archemix to Archemix technology and/or intellectual property solely in order to permit Archemix or such Third Party to research, discover, make, have made, keep, use, sell and/or have sold, import or export Aptamers which are not subject to Nuvelo’s exclusive rights hereunder, and to the extent such actions are consistent with Section 5.5 hereof and for no other purpose. For clarity, the rights granted to Archemix by Nuvelo under this Section 5.7 are limited to the claims to Generic IP and no rights are granted under other claims in any patent or patent application of Nuvelo that contains the claims(s) which is (are) Generic IP.

5.8 Sublicenses. Nuvelo has the right to subcontract its Development and Commercialization responsibilities under this Agreement (and grant any necessary sublicenses in connection therewith) without obtaining the written consent of Archemix; provided, that, Nuvelo shall at all times remain primarily responsible and liable for all such activities.

With respect to each sublicense granted hereunder: (a) such sublicense shall be subject to all the material terms and conditions of the Agreement as applicable; (b) the scope of such sublicense shall be limited to performing Development or Commercialization activities hereunder; (c) Nuvelo shall be liable to Archemix as if Nuvelo is exercising such sublicensed rights itself under this Agreement; and (d) Nuvelo shall provide, upon written request by Archemix, reasonable assurance that its sublicensees are bound by confidentiality, indemnity, reporting, audit rights, access to data, and information and inventions assignment obligations substantially the same as those set forth in this Agreement. Nuvelo shall promptly provide notice to Archemix of any sublicense granted pursuant to this Section 5.8.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

20.

5.9 No Other Rights. No licenses other than as expressly provided herein are granted by either Party to such Party’s Technology or Patent Rights.

6. OPTION

6.1 Option Exercise.

(a) With respect to each Development Compound, Archemix shall have the right, but not obligation, to elect to share in the expenses incurred and profits obtained in connection with the Development and Commercialization of such Development Compound and all Licensed Products comprising such Development Compound (the “Profit Share Option”) by providing Nuvelo a written notification of such election within forty-five (45) days after receipt from Nuvelo of written notification of the closing of the first patient in the first Phase 3 Trial for a Licensed Product comprising, consisting of or incorporating such Development Compound. For clarity, such Profit Share Option with respect to a particular Development Compound shall expire after such forty-five (45) day period.

(b) Within thirty (30) days after Nuvelo receives notice that Archemix elects to exercise its Profit Share Option pursuant to (a) above, Nuvelo shall provide Archemix with an invoice for a payment that equals the sum of twenty-five percent (25%) of (i) the sum of all costs incurred by Nuvelo in the Research and all Development Costs incurred by Nuvelo, both as of the date of invoice, with respect to such Development Compound and Licensed Product; and (ii) the total for all milestone payments paid by Nuvelo to Archemix as of the date of the invoice to Archemix with respect so such Development Compound and Licensed Product. Archemix shall pay such invoice within ten (10) days after its receipt in order to effect its exercise of such Profit Share Option.

6.2 Consequence of Option Exercise.

(a) Upon Archemix exercising its Profit Share Option with respect to a particular Development Compound, Archemix shall be responsible for twenty-five percent (25%) of all subsequent Development and Commercialization Costs with respect to such Development Compound and all of its related Licensed Products, and Archemix shall share in the Product Profit and Loss with respect to such Licensed Products pursuant to Section 7.5 below. Nuvelo shall have no payment obligations to Archemix for milestone events pursuant to Section 7.4 which are not yet due as of the date of exercise of the Profit Share Option with respect to such Development Compounds or Licensed Products.

(b) Upon Archemix exercising its Profit Share Option with respect to a particular Development Compound and its related Licensed Products, Nuvelo will share all Nuvelo Information reasonably requested by Archemix regarding its Commercialization activities of any such Licensed Products in connection with the JMC meetings.

6.3 Option Exercise and Third Party License. Archemix’s rights to its Profit Share Option hereunder shall survive and remain in full force and effect relative to any Development Compound that becomes subject to a Partnering Agreement for so long as such Partnering Agreement remains in effect. Further, Archemix shall be entitled to twenty-five percent (25%) of all Licensing Revenue associated with such Partnering Agreement regardless of whether such Licensing Revenue is received before or after Archemix’s exercise of its Profit Share Option.

21.

7. COMPENSATION

7.1 Obligations Prior to the Effective Date. Within sixty (60) days of the Effective Date, each Party will fulfill any and all of its payment obligations accrued and due under the Original Agreement.

7.2 Upfront Payment. Nuvelo shall pay to Archemix Four Million Dollars ($4,000,000) within ten (10) days of the Effective Date by wire transfer of immediately available funds.

7.3 Stock Purchase and Sale.

(a) Stock Purchase. Contingent upon and subject to the execution and delivery of, and compliance with the terms and conditions of, this Agreement and the agreements contemplated herein, and provided that this Agreement is still in effect, Archemix shall instruct its underwriters to the Qualified IPO to offer to Nuvelo, subject to the determination by Archemix or the underwriters, with the advice of counsel, that such offer does not violate applicable state or federal securities laws or regulations or any rule, policy or limit imposed by the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, any securities exchange or any other applicable regulatory body (together, the “Applicable Regulations”), the opportunity to purchase the Nuvelo IPO Share Amount as an allotment in any Qualified IPO that closes within five (5) years of the Effective Date at the IPO Price; provided, however, that if the underwriters determine in good faith that an allotment of shares in such manner would be materially detrimental to the success of the Qualified IPO, then the underwriters may limit all or a portion of the Nuvelo IPO Share Amount. Should Nuvelo not be offered or elect not to accept the opportunity to purchase the full Nuvelo IPO Share Amount as an allotment in any such Qualified IPO, then Nuvelo shall instead purchase from Archemix, and Archemix shall sell to Nuvelo in a private placement (the “Private Placement”), concurrently with a Qualified IPO that closes within five (5) years of the Effective Date, the portion of the Nuvelo IPO Share Amount that is not included in the Qualified IPO at the IPO Price. The purchase of shares of Archemix Common Stock in the Private Placement shall be subject to compliance with Applicable Regulations, including but not limited to compliance with the U.S. Securities and Exchange Commission’s integration doctrine. For clarity, if the Qualified IPO occurs prior to the first anniversary of this Agreement then Nuvelo shall consummate the stock purchase set forth in this Section 7.3 as a Private Placement pursuant to Section 7.3(c) below.

(b) Purchase Mechanics.

(i) Notice of Qualified IPO. At least ten (10) days prior to the anticipated effective date of the registration statement for the Qualified IPO, Archemix shall deliver to Nuvelo written notice (the “Qualified IPO Notice”) specifying:

(1) that Archemix has filed a registration statement for a Qualified IPO;

22.

(2) the anticipated effective date of the registration statement for the Qualified IPO;

(3) the anticipated total gross offering proceeds (prior to underwriter commissions and expenses) expected to be raised by Archemix in the Qualified IPO;

(4) the anticipated range of the IPO Price; and

(5) the anticipated number of shares of Archemix Common Stock to be purchased and sold in the Qualified IPO (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like).

(ii) Nuvelo Notice of Participation. Nuvelo shall inform Archemix in writing within eight (8) days of the date of the Qualified IPO Notice whether Nuvelo wishes to purchase shares of Archemix Common Stock in the Qualified IPO and the portion of the Nuvelo IPO Share Amount it wishes to purchase.

(iii) Purchase Notice. Following the pricing of the Qualified IPO (the “IPO Effective Date”), Archemix shall deliver to Nuvelo written notice within one (1) business day (the “Purchase Notice”) specifying:

(1) that the registration statement for the Qualified IPO has been declared effective;

(2) the total gross offering proceeds (prior to underwriter commissions and expenses) to be raised by Archemix in the Qualified IPO;

(3) the IPO Price;

(4) the number of shares of Archemix Common Stock comprising the Nuvelo IPO Share Amount;

(5) if applicable, details for the purchase and settlement of the portion of the Nuvelo IPO Share Amount to be purchased by Nuvelo in the Qualified IPO, as specified by the underwriter(s) to the qualified IPO, and the aggregate purchase price for such shares (the “Qualified IPO Purchase Price”);

(6) if applicable, the place and time at which the Private Placement Closing will occur, the portion of the Nuvelo IPO Share Amount to be purchased by Nuvelo in the Private Placement, the aggregate purchase price of such shares (the “Private Placement Purchase Price”) and wire transfer instructions for the payment of the Private Placement Purchase Price.

(c) Private Placement Closing. The closing of the Private Placement, if applicable, (the “Private Placement Closing”) shall take place on the same day as the closing of the Qualified IPO (the “Private Placement Closing Date”) at the place specified in the Purchase Notice; provided, however, that: (A) if such purchase cannot be consummated on the Private Placement Closing Date by reason of any applicable order, judgment, decree or other legal

23.

impediment, then Nuvelo and/or Archemix may extend the Private Placement Closing Date to a date not more than ten (10) days after the applicable order, judgment, decree or other legal impediment has been satisfied; and (B) if prior notification to or approval of any governmental body is required, or if any waiting period must expire or be terminated, in connection with such purchase, then (1) the relevant Party shall promptly cause to be filed the required notice or application for approval and shall cause such notice or application to be processed as expeditiously as possible, (2) the other Party shall cooperate with the filing Party in the filing of any such notice or application required to be filed and in the obtaining of any such approval required to be obtained, and (3) the Private Placement Closing Date shall be extended to a date not more than ten (10) days after the latest date upon which any required notification has been made, any required approval has been obtained or any required waiting period has expired or been terminated. The Private Placement Closing shall occur as follows:

(i) On the Private Placement Closing Date, Nuvelo shall deliver to Archemix the Private Placement Purchase Price by wire transfer, in immediately available funds, to the bank account designated by Archemix in the Purchase Notice.

(ii) At the Private Placement Closing, simultaneously with the delivery of the Private Placement Purchase Price, Archemix and Nuvelo shall deliver to each other, executed counterparts of the Stock Purchase Agreement set forth as Exhibit F and the Registration Rights Agreement set forth as Exhibit G.

(d) Qualified IPO Closing. On the closing date of the Qualified IPO, Nuvelo shall deliver to the underwriters the Qualified IPO Purchase Price in accordance with the purchase and settlement instructions designated by the underwriters.

(e) “Market Stand-Off” Agreement. Nuvelo aggress that during the [                    *                    ] day period following the effective date of the registration statement for the Qualified IPO, or such other period as requested of all Archemix executive officers required to file Forms 3 and 4 and directors of Archemix by the underwriters in the Qualified IPO in order to comply with Rule 2711 of the National Association of Securities Dealers or otherwise, Nuvelo shall not, to the extent requested by the Archemix and any underwriter to the Qualified IPO, sell, pledge, lend, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any options, right or warrant to purchase, or otherwise transfer or dispose of (other than to donees who agree to be similarly bound), or enter into any swap, hedging or similar transaction with the same economic effect as a sale, any shares of Common Stock of Archemix or any securities convertible into or exercisable or exchangeable for Common Stock held by Nuvelo at any time during such period; provided, however, that all executive officers and directors of Archemix enter into similar market stand-off agreements.

7.4 Payments for Development Compounds and Licensed Products for which Archemix has not Exercised its Profit Share Option.

(a) Milestone Payments. With respect to each Development Compound, Nuvelo shall pay to Archemix the milestone payments as set forth below, which shall be due and payable within ten (10) business days of the occurrence of the event for the Development Compound for which the payment is due. For clarity, each milestone payment is due only once

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

24.

for each Development Compound, regardless of the number of Licensed Products Developed or Commercialized under this Agreement which comprise, consist of or incorporate such Development Compound. Each milestone payment is due only for Development Compounds for which Archemix has not exercised its Profit Share Option.

	Milestone Event	Payment Amount
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]

	Total	$35,000,000

(b) Royalties.

(i) Nuvelo shall pay Archemix royalties on Net Sales of Licensed Products for which Archemix has not exercised its profit Share Option at the royalty rates set forth below:

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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Portion of Net sales of Each Licensed Product during Each Calendar Year	Royalty Rate
Up to $[ * ]	[	*]%

The portion of Net Sales that is greater than $[ * ] and less than or equal to $[ * ]	[	*]%

The portion of Net Sales that is greater than $[ * ] and less than or equal to $[ * ]	[	*]%

The portion of Net Sales that is greater than $[ * ] and less than or equal to $[ * ]	[	*]%

The portion of Net Sales that is greater than $[ * ]	[	*]%

(ii) Third Party Royalties. Nuvelo shall be responsible for any and all royalties due to a Third Party in connection with the Development of any Development Compound and/or Commercialization of any Licensed Product (the “Third Party Royalty”), except that Archemix shall be responsible for all royalties due to ULEHI for payments made by Nuvelo to Archemix with respect to all Licensed Products. Archemix hereby warrants that the only Third Party Royalty obligation of which Archemix is aware that exists as of the Effective Date of this Agreement is set forth in ULEHI Agreement.

(iii) Royalty Adjustment and Term. The royalty amounts set forth above shall be due on a Licensed Product-by-Licensed Product and country-by-country basis for so long as a Valid Claim of (a) Licensed Patent Rights cover the manufacture, use or sale of such Licensed Product in such country or (b) Nuvelo patent Rights that cover Nuvelo Program Technology cover the manufacture, use or sale of such Licensed Product in such country. In the event that no such Valid Claim exits, the royalty amounts set forth above, which shall be due on a country-by-country basis, shall be reduced by fifty percent (50%) on a Licensed Product-by-Licensed Product and country-by-country basis until the tenth (10th) anniversary of the first commercial sale of such Licensed Product in such country if such anniversary has not yet occurred.

(iv) Royalty Report and Payment. Commencing with the first commercial sale of a Licensed Product by Nuvelo or its licensees or sublicensees, Nuvelo or its licensees or sublicensees making such sales shall make quarterly written reports to Archemix within sixty (60) days after the end of each calendar quarter (the “Royalty Period”), stating in each such report, by Licensed Products and by country, the number, description and aggregate Net Sales in U.S. dollars of such Licensed Products sold during such Royalty Period by Nuvelo and its licensees or sublicensees, respectively. The report shall also show: (A) the calculation of Net Sales made by Nuvelo and the royalty payments due to Archemix on such Net Sales for such Royalty Period; (B) the calculation of Net Sales made by Nuvelo’s licensees or sublicensees, the amount of sublicense revenue and royalty received from such licensees or sublicensees and the royalty payments due to Archemix on such sublicensee Net Sales for such royalty period; (C) the

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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amount of taxes, if any, withheld to comply with applicable law; and (D) the exchange rates used in calculating the payments due to the other Party, which exchange rates shall comply with Section 7.4(b)(vi) below. Simultaneously with the delivery of each such report, Nuvelo or its licensee or sublicensee making such sales shall pay to Archemix the total royalties, if any, due to Archemix for such Royalty Period. If no royalties are due, Nuvelo or its licensee or sublicensee making such sales shall so report.

(v) Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties arising from sales made in that country shall be paid in the country in local currency by deposit in a local bank designated by Archemix, unless the Parties otherwise agree.

(vi) Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed using an exchange rate for conversion of the foreign currency into U.S. dollars, at the average rate of exchange for the calendar quarter to which such payments relate, quoted for current transactions for buying U.S. dollars, as reported in The Wall Street Journal for the last business day of the week before such payment is due, except as provided in Section 7.4(b)(v).

7.5 Payments for Development Compounds and Licensed Products for which Archemix Exercises its Profit Share Option.

(a) Overview. For Licensed Products for which Archemix has exercised its Profit Share Option, the Parties shall share all Product Profit and Loss with respect to such Licensed Product so that Nuvelo shall be entitled to seventy-five percent (75%) of such Product Profit and Loss and Archemix shall be entitled to twenty-five percent (25%) of such Product Profit and Loss.

(b) Reporting and Reconciliation.

(i) Within sixty (60) days after the end of each calendar quarter following the first receipt of revenues under this Agreement (which may be either from Net Sales or Licensing Revenue), Nuvelo shall prepare and submit to Archemix a statement of quarterly Product Profit and Loss, prepared on an accrual basis in accordance with GAAP in substantially the form attached as Exhibit H, which shall include a calculation of the equalization payment which is necessary to cause the ratio of the participation of Nuvelo and Archemix in the Product Profit and Loss for such quarter on an accrual basis to be seventy-five percent/twenty-five percent (75%/25%), respectively (the “Financial Statement”). The reports and equalization payments for the fourth quarter of the fiscal year may include reconciliations and year-end adjustments with respect to previous quarters. All payments required by this Section 7.5 shall be made concurrently with the submittal of the Financial Statement or, if a payment is due from Archemix to Nuvelo, within ten (10) days after receipt thereof by Archemix. Nuvelo will provide to Archemix such supporting information for the Financial Statement as Archemix may reasonably request. Archemix may audit, in accordance with the procedures set forth in Article 8, the accuracy of Nuvelo’s submissions pursuant to this Section 7.5(b)(i).

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(ii) By way of example, on an accrual basis, if during a particular quarter Nuvelo realized revenues from Licensed Products for which Archemix has exercised its Profit Share Option of One Hundred Million Dollars ($100,000,000) and incurred Allowable Commercialization Expenses of Thirty Million Dollars ($30,000,000), then the Equalization Payment for such quarter would be a payment by Nuvelo to Archemix in the amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000). For clarity, the example set forth in this Section 7.5(b)(ii) is calculated on an accrual basis of accounting.

7.6 Payment Method. All payments due under this Agreement shall be made by a bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in U.S. dollars from the United States.

7.7 Taxes. Each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. If laws or regulations require that taxes be withheld, the paying Party will: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to the receiving Party within thirty (30) days following that tax payment.

8. RECORDS; AUDITS

Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, at reasonable time and on reasonable notice. If any errors that favor the inspected Party are discovered in the course of such inspection, then within thirty (30) days after its receipt of the inspection report, the inspected Party shall pay the inspecting Party those amounts (plus interest equal to the Prime Lending Rate as published in the Wall Street Journal on the day preceding the inspection plus two hundred (200) basis points; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law) that the inspecting Party would have received in the absence of such errors. If any errors that favor the inspecting Party are discovered in the course of such inspection, then within thirty (30) days after its receipt of the inspection report, the inspecting Party shall pay the inspected Party those amounts. Inspections conducted under this Article 8 shall be at the expense of the inspecting Party, unless a variation or error that favors the inspected Party exceeding five percent (5%) of the amount stated for any year covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party.

9. INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

9.1 Ownership.

(a) Patent Rights and Technology. Subject to Section 9.1(b), all Patent Rights will be the property of the inventing Party, provided that all Joint Patent Rights will be jointly owned by the Parties with each Party having full rights to use and license same subject only to the licenses expressly granted and the terms set forth herein. In all cases, inventorship shall be determined according to United States Patent law.

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(b) SELEX Inventions and SELEX Technology. Notwithstanding anything to the contrary herein, the SELEX Inventions and SELEX Technology shall be the property of Archemix. Nuvelo shall and hereby does assign to Archemix all of Nuvelo’s right, title and interest in and to all SELEX Inventions and SELEX Technology.

(c) Technology. Subject to Section 9.1(b), ownership of all unpatented Technology is and will be the property of the Party who created it.

(d) Further Acts. Each Party shall perform such additional actions necessary to affect the intent of this Section 9.1, and shall reasonably cooperate with the other Party in doing so.

9.2 Patent Prosecution and Maintenance.

(a) ARC 2172 and Compound Patent Rights. Archemix will transfer all responsibility for the prosecution and maintenance of the ARC 2172 Patents to Nuvelo promptly after the Effective Date. In addition, if Archemix discovers any Short Acting Coagulation Cascade Aptamer for use within the Field or makes any new invention relating to any Short Acting Coagulation Cascade Aptamer for use within the Field in the course of its Research under this Agreement, Archemix will transfer all responsibility for the filing, prosecution and maintenance of the relevant Compound Patent Rights to Nuvelo and will provide. Nuvelo with all necessary documents and information to effect the transfer of responsibility. For so long as Nuvelo has an exclusive license hereunder to ARC 2172 or such Development Compound, Nuvelo has the right to pursue worldwide filing, prosecution and maintenance of such ARC 2172 Patents or Compound Patent Rights using mutually acceptable outside counsel. Unless Archemix exercises its Profit Share Option, in which event Section 7.5 shall apply, Nuvelo will be solely responsible for all costs incurred in this Section 9.2(a). Nuvelo will keep Archemix apprised of all prosecution matters, and will provide a copy of all official correspondence to Archemix, and Nuvelo will consider any comments in good faith from Archemix and incorporate them to the extent possible. Nuvelo shall file, prosecute and maintain the ARC 2172 Patents and Compound Patent Rights in Archemix’ name using reasonably diligent efforts including filing, prosecuting and maintaining the ARC 2172 Patents and Compound Patent Rights, at a minimum, in the countries listed on Exhibit E. If Nuvelo decides to not pursue prosecution or maintenance of any such Patent Rights, control of such Patent Rights shall be transferred to Archemix at no cost. For purposes of this Agreement, “ARC 2172 Patents” means the following United States Patent Applications and their counterparts throughout the world to the extent not SELEX Inventions or SELEX Technology: U.S. Patent Application Serial No. 60/711,768 and Serial No. 60/808,590.

(b) SELEX Technology and SELEX Inventions. Archemix shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights on SELEX Technology or SELEX Inventions, at its own expense.

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(c) Archemix Technology. Except as set forth in Section 9.2(a), Archemix shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights on Archemix Background Technology and Archemix Program Technology, at its own expense, including without limitation all Patent Rights in and to the SELEX Portfolio.

(d) Nuvelo Background Technology. Nuvelo shall have the sole right but not the obligation to file, prosecute and maintain Patent Rights claiming Nuvelo Background Technology, at its own expense.

(e) Nuvelo Program Technology. Nuvelo shall have the first right but not the obligation to file, prosecute and maintain Patent Rights claiming Nuvelo Program Technology at its own expense. If, at any time, Nuvelo elects not to pursue patent protection for, or maintenance of, any Nuvelo Program Technology, Archemix shall have the right to pursue patent protection for such technology for such Technology at Archemix’s sole expense.

(f) Joint Patent Rights. Archemix has the first right, but not the obligation, to pursue worldwide patent protection of all Joint Technology not covered by Section 9.2(a) above. The Parties will be jointly (on a fifty/fifty (50/50) basis) responsible for all costs incurred pursuant to this Section 9.2(f). If Archemix elects to pursue such patent protection, it will use outside counsel mutually acceptable to the Parties. Archemix will keep Nuvelo apprised of all prosecution matters, and will provide a copy of all official correspondence to Nuvelo. Archemix will consider in good faith any comments from Nuvelo and incorporate them to the extent possible. If, at any time, Archemix elects to not pursue patent protection for, or maintenance of, any such Joint Patent Rights, control of such Joint Patent Rights shall be transferred to Nuvelo at no cost. For clarity, Patent Rights claiming any SELEX Technology or SELEX Invention are governed by Section 9.2(b) and not this Section 9.2(f).

(g) Information and Cooperation. Each Party that has responsibility for filing and prosecuting any Patent Rights under this Section 9.2 (a “Filing Party”) shall: (a) regularly provide the other Party (the “Non-Filing Party”) with copies of all patent applications filed hereunder for Program Technology and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the Non-Filing Party; and (b) to the extent practicable, provide the Non-Filing Party and its patent counsel with an opportunity to consult with the Filing Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the Non-Filing Party and its patent counsel shall be taken into consideration in good faith by such Filing Party and its patent counsel in connection with such filing. Each Filing Party shall pursue in good faith all reasonable claims and take such other reasonable actions, as may be requested by the Non-Filing Party in the prosecution of any Patent Rights under this Section 9.2; provided, however, if the Filing Party incurs any additional expense as a result of any such additional claim or taking such other activities. In addition, Nuvelo (a) agrees that if Archemix claims any action taken under Section 9.2 would be detrimental to Patent Rights covering Archemix Background Technology (including without limitation the SELEX Portfolio), Archemix shall provide written notice to Nuvelo and the Parties shall, as promptly as possible thereafter, meet to discuss and resolve such matter and, if they are unable to resolve such matter, the Parties shall refer such matter to a mutually agreeable outside patent counsel for resolution.

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9.3 Enforcement of Patent Rights.

(a) Notice. If a Third Party is apparently infringing any Patent Right to which exclusive licenses are granted under this Agreement, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail.

(b) Enforcement Responsibility. Nuvelo, as exclusive commercial licensee, has the first right, but not the obligation, to solely enforce all Compound Patent Rights against any actual or suspected Third Party infringer in the Field. Such enforcement will be in Nuvelo’s own name and entirely under its own direction and control, and Nuvelo may settle any such action, proceeding or dispute by license, subject to the remainder of this Section 9.3(b). Unless Archemix exercises its Profit Share Option, in which event Section 7.5 shall apply, or unless otherwise provided below, Nuvelo will be solely responsible for all costs incurred in this Section 9.3(b).

(i) Enforcement by Nuvelo. Archemix will, upon Nuvelo’s request, reasonably assist Nuvelo in any action or proceeding being prosecuted by Nuvelo under this Section 9.3(b) if so requested, and shall lend its name to such actions or proceedings if reasonably requested by Nuvelo or required by applicable law. Nuvelo shall reimburse Archemix for the documented external costs Archemix reasonably incurs in providing such assistance as specifically requested in writing by Nuvelo. Archemix shall have the right to participate and be represented in any such suit by its own counsel at its own expense; provided, that, Nuvelo shall retain overall responsibility for the prosecution of such suit or proceedings in such event. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of an Archemix Patent Right, or which could be reasonably expected to have a material adverse financial impact on Archemix, may be entered into by Nuvelo without the prior written consent of Archemix, which consent shall not be unreasonably withheld, delayed or conditioned.

(ii) Enforcement by Archemix. If Nuvelo elects not to settle or bring any action for infringement described in this Section 9.3(b) and so notifies Archemix, including following any request by Archemix to do so, then Archemix may settle or bring such action at its own expense, in its own name; provided, however, that Archemix agrees not to so settle or bring such action for infringement upon Nuvelo’s request based on Nuvelo’s good faith reasonable determination that it is not in the best interest of the Parties to so settle or bring such action for infringement. In the case where Archemix proceeds to settle or bring an action for such infringement, the following shall apply. Nuvelo shall reasonably assist Archemix in any action or proceeding being prosecuted if so requested, and shall lend its name to such actions or proceedings if requested by Archemix or required by applicable law. Archemix shall reimburse Nuvelo for the documented external costs Nuvelo reasonably incurs in providing such assistance as specifically requested in writing by Archemix. Nuvelo shall have the right to participate and be represented in any such suit by its own counsel at its own expense; provided, that, Archemix shall retain overall responsibility for the prosecution of such suit or proceedings in such event. No settlement of any such action or proceeding which restricts the scope, or adversely affects the enforceability, of a Licensed Patent Right hereunder, or which could be reasonably expected to have a material adverse financial impact on Nuvelo, may be entered into by Archemix without the prior written consent of Nuvelo, which consent shall not be unreasonably withheld, delayed or conditioned.

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(iii) Withdrawal. If either Party brings an action or proceeding under this Section 9.3(b) and subsequently ceases to pursue or withdraws from such action or proceeding, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Section 9.3(b).

(iv) Damages. In the event that either Party exercises the rights conferred in this Section 9.3(b) and recovers any damages or other sums in such action, suit or proceeding or in settlement thereof, such damages or other sums recovered shall first be applied to all out-of-pocket costs and expenses incurred by the Parties in connection therewith, including, without limitation, attorneys fees. Except as otherwise provided in this Section 9.3(b), each Party will bear its own expenses with respect to any suit or other proceeding against an infringer. If such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. If after such reimbursement any funds shall remain from such damages or other sums recovered, such funds shall be divided as follows: (i) as to ordinary damages based on lost sales or profit, Nuvelo shall retain such funds and Archemix shall receive payment equivalent to payments that would have been due to Archemix under this Agreement had the infringing sales that Nuvelo lost to the infringer been made by Nuvelo; and (ii) as to special or punitive damages, the Party that brought the enforcement action at its expense shall be entitled to receive eighty percent (80%) of the amount of such special or punitive damages and the other Party shall receive twenty percent (20%) of the amount of such special or punitive damages.

(c) Archemix Background Technology and SELEX Technology and SELEX Inventions. Archemix shall have the sole right but not the obligation to enforce Patent Rights on SELEX Technology and SELEX Inventions and, subject to Section 9.3(b), on Archemix Background Technology.

(d) Nuvelo Patent Rights. Nuvelo shall have the sole right but not the obligation to enforce Nuvelo Patent Rights.

9.4 Defense of Third Party Claims.

(a) Nuvelo will have the first right to defend any claims by a Third Party alleging infringement of any Third Party Patents or misappropriation of any Third Party trade secrets in connection with the Development, manufacture or Commercialization of any Development Compound or Licensed Product by Nuvelo, its Affiliates, sublicensees, contractors or consultants. Nuvelo may, at its sole option, settle any such claim; provided, that, such settlement does not, or will not have any material adverse effect on Archemix.

(b) Archemix will be solely responsible, at its sole expense, for defending any claims against it by a Third Party alleging infringement of any Third Party Patents or misappropriation of any Third Party trade secrets by Archemix in connection with its Research activities under this Agreement. Archemix may, at its sole option, settle any such claim; provided, that, such settlement does not, or will not, have any material adverse effect on Nuvelo.

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10. CONFIDENTIALITY

10.1 Nondisclosure of Confidential Information. All Technology and other information disclosed by one Party to the other Party pursuant to this Agreement that it is marked or otherwise identified as “confidential” or “proprietary” shall be “Confidential Information” of the disclosing Party. Confidential Information also includes all Technology and other information developed by either Party in carrying out this Agreement and disclosed to the other Party, or disclosed by either Party under the Original Agreement, which agreement is superseded by this Agreement. The Parties agree that during the Term, and for a period of five (5) years thereafter, a Party receiving Confidential Information of the other Party will: (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary industrial information of similar kind and value; (b) not disclose such Confidential Information to any Third Party without prior written consent of the disclosing Party, except as otherwise permitted in this Article 10; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

10.2 Exceptions. The obligations in Section 10.1 shall not apply to information that the receiving Party can show by competent written proof:

(a) Is publicly disclosed by the disclosing Party, either before or after the Confidential Information is disclosed to the receiving Party hereunder;

(b) Was known to the receiving Party, without obligation to keep it confidential, before disclosure of the Confidential Information by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof and without obligation to keep it confidential;

(d) Has been published by a Third Party; or

(e) Has been independently developed by the receiving Party without the aid, application or use of the Confidential Information.

10.3 Authorized Disclosure.

(a) A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances, in each case, to the extent consistent with the terms of this Agreement:

(i) Filing or prosecuting Patent Rights;

(ii) Making Regulatory Filings;

(iii) Prosecuting or defending litigation;

(iv) Complying with applicable governmental regulations;

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(v) Conducting business discussions with Third Parties who potentially or actually enter into a Partnering Agreement with Nuvelo and who have signed confidentiality agreements consistent with this Article 10; and

(vi) Making disclosures, in connection with the performance of this Agreement, to Affiliates and actual or prospective licensees, sublicensees, contractors, research collaborators, employees, consultants, or agents, each of whom before disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10. Nuvelo and its sublicensees may also publicly disclose clinical data for use in connection with the marketing of Licensed Products in accordance with the customary practice of the pharmaceutical industry.

(b) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party to investment bankers, investors, and potential investors, lenders and potential lenders and other sources and other potential sources of financing, licensees and potential licensees, acquirer or merger partners and potential acquirer or merger partners and Gilead and University License Equity Holdings, Inc. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, which comments shall be reasonably considered by the filing Party.

10.4 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be made pursuant to a press release approved by the Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall also be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

10.5 Publications. During the Research Term, neither Party shall publish or present the results of studies carried out on ARC 2172, Short Acting Coagulation Cascade Aptamers, or Candidate Compounds under this Agreement without the opportunity for prior review by the other Party. Subject to Section 10.3, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to ARC 2172, Short Acting Coagulation Cascade Aptamers, or Candidate Compounds at least thirty (30) days before its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication as appropriate and as governed by Article 9. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JMC will review such requests and recommend subsequent action. Neither Party shall have the right to publish or present

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Confidential Information of the other Party, which is subject to Section 10.1, without the other Party’s written consent. Nothing contained in this Section 10.5 shall prohibit the inclusion of information necessary for a patent application, so long as the Non-Filing Party is given a reasonable opportunity to review and comment on the information to be included before submission of such patent application. Any disputes between the Parties regarding delaying a publication or presentation or advertising or promotional materials used during commercialization in order to permit the filing of a patent application shall be referred to the JMC for resolution. Following termination of the Agreement, a Party that continues to develop or commercialize a Licensed Product as an Archemix Product or Nuvelo Product, as the case may be, may publish results of studies of such Licensed Product without prior consultation with the other Party.

11. TERM

Subject to Article 11, the term during which this Agreement is in effect (the “Term”) commences on the Effective Date and expires at such time as all obligations of the Parties to make payments pursuant to Article 7 for all Licensed Products have ended, unless earlier terminated in accordance with the provision of Article 12 below.

12. TERMINATION

12.1 Termination of Agreement.

(a) Termination for Material Breach. Either Party may terminate this Agreement, on a Licensed Product by Licensed Product basis (along with the relevant Development Compound), if the other Party has materially breached or defaulted in the performance of any relevant obligations under this Agreement or failed to use Diligent Efforts in the performance of any relevant obligations under this Agreement, and the non-breaching Party has provided written notice to the other Party specifying the basis for the termination. For a failure to make a payment set forth in Section 2.4 or Article 7, the allegedly breaching Party shall have ten (10) days to cure such breach. For all breaches other than a failure to make a payment set forth in Section 2.4 or Article 7, the allegedly breaching Party shall have sixty (60) days to either cure such breach or, if cure cannot be reasonably effected within such sixty (60) day period, to deliver to the other Party a plan for curing such breach that is reasonably sufficient to effect a cure within ninety (90) days from receipt of the notice of breach. If the breaching Party does not cure the breach before the expiration of ten (10), sixty (60) or ninety (90) days, as applicable, after receipt of the written notice specifying the basis for termination, the Agreement shall terminate upon the expiration of the ten (10), sixty (60) or ninety (90) day period, as applicable. If the Parties cannot agree as to whether a breach exists, the dispute shall be resolved pursuant to Article 15, and no termination shall be effective until the matter is so resolved. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

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(b) Voluntary Termination Other Than for Material Breach. For reasons other than Archemix’s material breach of its obligations under this Agreement pursuant to Section 12.1(a) Nuvelo may terminate this Agreement, on a Development Compound by Development Compound or Licensed Product by Licensed Product basis, or terminated the Agreement in its entirety, in its discretion upon sixty (60) days prior written notice to Archemix. In the event that Nuvelo elects to voluntarily terminate this Agreement pursuant to this Section 12.1(b), Nuvelo shall pay Archemix the amount of the Minimum FTE Funding for the ninety (90) days following the effective date of such termination.

12.2 Effects of Termination.

(a) Development of Products.

(i) Nuvelo Product. If this Agreement is terminated by Nuvelo, in whole or in part, for Archemix’s material breach under this Agreement pursuant to Section 12.1(a), upon the effective date such termination, any Licensed Product then under Development or being Commercialized shall cease to be a Licensed Product and will automatically become a “Nuvelo Product.” Promptly after the effective date of such termination: (A) Archemix shall assign to Nuvelo all of Archemix’s right, title and interest in and to all Compound Technology and all Regulatory Documentation, Regulatory Filings and Regulatory Approvals, to the extent relevant to the Development and/or Commercialization of such Nuvelo Product in the Field and any trademarks for such product; (B) Archemix shall provide Nuvelo with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all such Technology as define in Section 1.86(c) related the Development and/or Commercialization of such Nuvelo Product; (C) upon Nuvelo’s written request and to the extent Archemix has the right to do so, Archemix shall assign to Nuvelo all agreements with Third Parties that are specific for the Development and /or Commercialization of such Nuvelo Product; and (D) Archemix shall no longer have access to future Nuvelo Technology that is related to such Nuvelo Product. Nuvelo shall be free to develop and commercialize such Nuvelo Product and to collaborate with any Third Parties on such endeavors, notwithstanding any Patent Rights of Archemix which would prevent such actions and subject only to Section 12.2(b)(1).

(ii) Archemix Product. If this Agreement is terminated by Archemix, in whole or in part, pursuant to Section 12.1(a) for Nuvelo’s material breach under this Agreemet, or by Nuvelo pursuant to Section 12.1(b) (voluntary termination), upon the effective date of such termination, any Licensed Product then under Development or being Commercialized shall cease to be a Licensed Product and will automatically become an “Archemix Product.” Promptly after the effective date of such termination: (A) Nuvelo shall assign to Archemix all of Nuvelo’s right, title and interest in and to the Nuvelo Technology, Regulatory Documentation, Regulatory Filings and Regulatory Approvals, to the extent relevant to the Development and/or Commercialization of such Archemix Product in the Field and any trademarks for such product; (B) Nuvelo shall provide Archemix with at least two (2) accurate and legible copies (including both paper and electronic copies, where available) of all Nuvelo Technology as defined in Section 1.86(c) related to the Development and/or Commercialization of such Archemix Product; (C) upon Archemix’s written request and to the extent Nuvelo has the right to do so, Nuvelo shall assign to Archemix all agreements with Third Parties that are

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specific for the Development or Commercialization of such Archemix Product; and (D) Nuvelo shall no longer have access to future Program Technology that is related to such Archemix Product. Archemix shall be free to develop and commercialize such Archemix Product and to collaborate with any Third Parties on such endeavors, notwithstanding any patent rights of Nuvelo which would prevent such actions and subject only to Section 12.2(b)(2).

(b) Royalties and Payments on Nuvelo Products and Archemix Products.

(i) Royalty Rate and Payments Upon Termination. If this Agreement is terminated with respect to any Nuvelo Product or Archemix Product pursuant to Section 12.1(a) or (b) after the achievement of the Phase 2 Milestone, then the Parties shall pay to each other royalties as set forth below, and the procedures set forth in Sections 7.4(b)(iii) through (vi) shall apply to both Parties (in the case when Archemix is the royalty paying Party, such provisions shall apply to Archemix correlatively). Otherwise no royalty shall be due to a Party hereto with respect to Archemix Products or Nuvelo Products.

(1) With respect to Nuvelo Products, Nuvelo (a) shall pay to Archemix a royalty equal to [*] percent [*] of the Net Sales of such Nuvelo Products and (b) shall be solely responsible for any Third Party Royalty; and

(2) With respect to Archemix Products, Archemix (a) shall pay to Nuvelo a royalty equal to [*] percent [*] of the Net Sales of such Archemix Products and (b) shall be solely responsible for any Third Party Royalty.

(c) Manufacturing.

(i) If this Agreement is terminated by Nuvelo, Nuvelo shall, or shall make the Third Party manufacturer, as necessary, immediately provide to Archemix all process and manufacturing technology, material and data and either transfer or provide access to regulatory filings sufficient to enable Archemix or its Third Party designee to produce and supply Archemix’s requirements of Development Compound or Licensed Product. Nuvelo shall cooperate with Archemix with respect to such transfer so as to permit Archemix to begin manufacturing and supplying its own requirements as soon as possible, including without limitation assigning any Third Party manufacturing agreement to Archemix and providing technical advice (including reasonable advice provided at the site of the new manufacturer). In addition, Nuvelo shall provide, or take such action as necessary to make the then current Third Party manufacturer provide, a right of reference and access to Archemix to all of Nuvelo’s or the Third Party manufacturer’s appropriate regulatory filings for the manufacture of such Licensed Product.

(ii) Transition Period. In an event Nuvelo terminates the Agreement pursuant to Section 12.1(b) and Archemix desires to carry on the Development and Commercialization of any Licensed Product or Development Compound involved in such termination, Nuvelo shall remain obligated to its responsibilities under the Development Plan, and the Commercialization Plan, at the cost of Archemix, until it transitions to Archemix such responsibilities, but in any event such period shall last no longer than ninety (90) days. Promptly following such termination, the Parties shall agree upon and implement a plan for effecting such transition.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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(d) Other Effect of Termination; Completion of Clinical Trials. In any event, termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder before the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(e) Partnering Agreement. If Archemix terminates this Agreement under Section 12.1(a) and Nuvelo has a Partnering Agreement in effect as of the effective date of such termination, the Partnering Agreement will automatically be assigned to Archemix, and pursuant to the Partnering Agreement the Third Party will be entitled to take an assignment of any and all rights of Nuvelo under any manufacturing agreement with a third party supplier of the Licensed Product(s) that is(are) the subject of the Partnering Agreement.

12.3 Survival. In the event of expiration or termination of this Agreement, the following provisions of this Agreement shall survive for the period of time set forth in the applicable Section or Article, or if no period is specified, in perpetuity or the maximum amount of time permitted under applicable law; Sections [                    *

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13. REPRESENTATIONS AND COVENANTS

13.1 Mutual Authority.

(a) Nuvelo represents and warrants to Archemix that: (i) it has the authority and right to enter into and perform this Agreement; and (ii) to the best of its knowledge the execution, delivery and performance of this Agreement by Nuvelo will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound.

(b) Archemix represents and warrants to Nuvelo that: (i) it has the authority and right to enter into and perform this Agreement; and (ii) to the best of its knowledge the execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement to which it is or becomes a Party or by which it is or becomes bound, specifically including, without limitation, the Gilead-Archemix Agreement, the URC License Agreement, the ULEHI Agreement, and the SomaLogic Agreements.

13.2 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates of any of the obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in Research or Development under this Agreement: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Development Compounds shall apply equally to the activities of such Affiliate; (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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provisions of this Agreement (and subject to the licenses set forth in Articles 8) as if such intellectual property had been developed by the Party; and (c) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that such Affiliate shall abide by the confidentiality obligations set forth in Article 10 as if such Affiliate were such Party.

13.3 Receipt, Review and Understanding of Relevant Licenses.

(a) As required under Section [*] of the URC License Agreement, the Parties to this Agreement each hereby acknowledge and reference Gilead’s obligations under Articles [    *    ] of the URC License Agreement for the benefit of URC. In addition, the Parties to this Agreement understand that, in accordance with Section [*] of the URC License Agreement,

[

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(b) Nuvelo represents and warrants that prior to the execution of this Agreement, Nuvelo received and reviewed the URC License Agreement and the Gilead-Archemix Agreement. Nuvelo further represents and warrants that after receipt and review of the URC License Agreement and the Gilead-Archemix Agreement, Nuvelo acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: [(i) Archemix’s rights in the Archemix Patents may revert to Gilead or the UTC if Archemix, its Affiliates and all assignees and sublicensees cease reasonable efforts to Develop and Commercialize Development Compounds and Licensed Products utilizing the Archemix Patents; (ii) in the event of any termination of the URC License Agreement, the sublicenses granted to Nuvelo hereunder shall remain in full force and effect in accordance with Section 3.4 of the URC License Agreement so long as Nuvelo is not then in breach of this Agreement and agrees to be bound to UTC as a licensor under the terms and conditions of this Agreement; and (iii) in the event of any termination of the Gilead-Archemix Agreement, the sublicenses granted to Nuvelo hereunder shall remain in full force and effect in accordance with Section 2.3 of the Gilead-Archemix Agreement so long as Nuvelo agrees to be bound to Gilead as a licensor under the terms and conditions of this Agreement and provided, that, if the termination of the Gilead-Archemix Agreement arises out of the action or inaction of Nuvelo, Gilead, at its option, may terminate such sublicense.] In accordance with the representations and warranties made in accordance with this Section 13.3, Nuvelo hereby agrees to conform to the obligations and restrictions imposed upon it as a sublicensee under the Gilead-Archemix Agreement.

(c) Archemix represents and warrants that it acknowledges and believes that the URC License Agreement and the Gilead-Archemix Agreement state that: [

*

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

39.

*

]

13.4 Disclosure. Archemix represents and warrants that, to the best of its knowledge as of the Effective Date, except as disclosed by Archemix to Nuvelo prior to the Effective Date, the practice by Nuvelo of its rights under this Agreement with regard to the Research, Development and Commercialization of ARC2172 only does not infringe any Valid Claim of any issued patent owned or Controlled by any Third Party. If Archemix becomes aware of any Valid Claim owned or controlled by a Third Party that may be infringed by the manufacture, use or sale of any Short Acting Coagulation Cascade Aptamer in the Field during the Team, Archemix will notify Nuvelo.

14. INDEMNIFICATION AND LIMITATION OF LIABILITY

14.1 Indemnification.

(a) Archemix shall indemnify, defend and hold harmless Nuvelo, its Affiliates, their respective directors, officers employees and agents, and their respective successors, heirs and assigns (collectively, the “Nuvelo Indemnitees”), against all liabilities, damages, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon the Nuvelo Indemnitees, or any one of them, as a direct result of claims, suits, actions, demands or judgments of Third Parties, including without limitation personal injury and product liability claims (collectively, “Claims”), (i) arising in the course of performance of the Research by Archemix during the Research Program Term or in the exercise by Archemix of rights pursuant to section 12.2 hereof, or (ii) arising out of Archemix’s breach of a material obligation under, or representation or warranty contained in, this Agreement or Archemix’s gross negligence or willful misconduct with respect to the performance of its responsibilities hereunder, in all cases except to the extent arising from a breach of this Agreement by, or the gross negligence or willful misconduct of, Nuvelo, its Affiliates, licensees or sublicensees.

(b) Nuvelo hereby agrees to defend and hold harmless Archemix and its directors, officers, agents and employees (the “Archemix Indemnitees”) from and against any and all Losses resulting from any Claims brought by a Third Party against the Archemix Indemnitees: (i) based on any breach by Nuvelo of a material obligation under, or a representation or warranty contained in, this Agreement; (ii) based on the possession, Research, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport of any Candidate Compound, Development Compound, Licensed Product or Nuvelo Product by Nuvelo, its Affiliates, licensees or sublicensees, or (iii) based on the grosss negligence or willful misconduct of Archemix, its Affiliates, licensees or sublicensees, in the performance of this Agreement.

(c) In the event that an Archemix Indemnitee or a Nuvelo Indemnitee, as the case may be, is seeking indemnification under Section 14.1, it shall inform the indemnifying Party of a claim as soon as reasonably practicable after it receives notice of the claim, shall

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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permit the indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested by the indemnifying Party (at the expense of the indemnifying Party) in the defense of the claim.

14.2 Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 14.1, IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OF AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

14.3 Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS. IN ADDITION, ARCHEMIX MAKES NO WARRANTIES AS TO THE VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENT RIGHTS.

14.4 Third Party Beneficiaries. [

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15. DISPUTE RESOLUTION

15.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 if and when a dispute arises under this Agreement. Either Party may formally request resolution of a dispute by providing written notice to the other Party. The Parties will refer any such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within thirty (30) days. In the event the Chief Executive Officers are not able to resolve the dispute within such period, either Party may then invoke the provisions of Sections 15.2 through 15.13.

15.2 Arbitration for Disputes. Any dispute not resolved pursuant to Section 15.1 may be submitted by either Party for final and binding arbitration in accordance with the terms of this Agreement by JAMS. The arbitration will be conducted in New York, New York under the rules then in effect for JAMS, except as provided herein, and the Parties consent to the personal jurisdiction of the United States federal courts, for any case arising out of or otherwise related to out of or otherwise related to this arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with such rules of JAMS.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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15.3 Arbitrator for Dispute Resolution.

(a) Subject to Section 15.3(b), the arbitrator shall be one (1) neutral, independent and impartial arbitrator selected from a pool of retired federal judges to be presented to the Parties by JAMS. Failing the agreement of the Parties as to the selection of the arbitrator within thirty (30) days, the arbitrator shall be appointed by JAMS within the subsequent 30 days.

(b) Upon the written request of either Party before the commencement of the arbitrator’s duties pursuant to this Article 15, there shall be three (3) arbitrators rather than one (1). If such request is made before the selection of an arbitrator pursuant to Section 15.3(a), then within thirty (30) days after such request each Party shall select one (1) neutral, independent and impartial arbitrator from the pool of retired federal judges presented to the Parties by JAMS and within thirty (30) days thereafter those two (2) arbitrators shall select the third (3rd) arbitrator from such pool. If such request is made after the selection of an arbitrator pursuant to Section 15.3(a), then within thirty (30) days after such request each Party shall select one (1) additional arbitrator from the pool from which the first arbitrator was selected.

15.4 Governing Law for Dispute Resolution. Resolution of all disputes and any remedies relating thereto, shall be governed by an construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

15.5 Rules of Procedure. The Parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure and the local rules of the Federal District Court in the Southern District of New York, provided, however, that all discovery shall be conducted expeditiously within the time limit set by the arbitrators selected pursuant to section 15.3. At the hearing, the Parties may present testimony (either by live witness or deposition) and documentary evidence. Each party shall have the right to be represented by counsel.

15.6 Rules of Evidence. The Federal Rules of Evidence shall apply to any and all matters submitted to final and binding arbitration under this Agreement.

15.7 Decision. The power of the arbitrator to fashion procedures and remedies within the scope of this Agreement is recognized by the Parties as essential to the success of the arbitration process. The arbitrator shall not have the authority to fashion remedies which would not be available to a federal judge hearing the same dispute. The arbitrator is encouraged to operate on this premise is an effort to reach a fair and just decision but shall fashion such rules and procedures to best approximate Federal rules and procedures except with respect to procedural time limits and delays (which shall be set by the arbitrator pursuant to section 15.5). Reasons for the arbitrator’s decisions should be complete and explicit. A full transcript and record of the proceedings as well as written decisions including all determinations of law and fact shall be provided for the appellate process. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrator following a full comprehensive no later than twelve (12) months following the selection of the arbitrator as provided for in section 15.3.

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15.8 Award.

(a) The award shall be paid in U.S. dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the Party resisting enforcement.

(b) If as to any issue the arbitrator should determine under the applicable law that the position taken by a party is frivolous or otherwise irresponsible or that any wrongdoing they find is in callous disregard of law and equity or the rights of the other Party, the arbitrator shall also award an appropriate allocation of the adversary’s reasonable attorney fees, costs and expenses to be paid by the offending Party, the precise sums to be determined after a bill of attorney fees, expenses and costs consistent with such award has been presented following the award on the merits.

(c) Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 15, and agrees that a judgment of any Federal District Court having jurisdiction may be entered upon the final award and that other courts may award full faith and credit to such judgment in order to enforce such award.

(d) The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator.

(e) With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award punitive, consequential or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for punitive or exemplary damages. The only damages recoverable under this Agreement are compensatory damages. For clarity, the foregoing shall not be interpreted to limit or to expand the express rights specifically granted in this Agreement.

15.9 Costs. Except as set forth in Section 15.8, each Party shall bear its own legal fees. The arbitrator shall assess his or her costs,fees and expenses against the Party losing the arbitration unless he or she believes that neither Party is the clear loser, in which case the arbitrator shall divide his or her fees, costs and expenses according to his or her sole discretion.

15.10 Injunctive Relief. Provided a Party has made a sufficient showing under the rules and standards set forth in the Federal Rules of Civil Procedure and applicable case law, the arbitrator shall have the freedom to invoke, and the Parties agree to abide by, injunctive measures after either Party submits in writing for arbitration claims requiring immediate relief.

15.11 Confidentiality for Dispute Resolution. The arbitration proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other Party. The existence of any dispute

43.

submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

15.12 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of the contract for any reason.

15.13 Jurisdiction. For the purposes of this Article 15, the parties acknowledge their diversity (Nuvelo having its principal place of business in California and Archemix having its principal place of business in Massachusetts).

15.14 Patents and Trademarks. Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Compound Patent Rights covering the manufacture, use, importation, offer for sale or sale of any Licensed Product or of any Nuvelo trademarks, Archemix trademarks, or trademark rights related to any Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

15.15 Termination of Pending Arbitration.

(a) No later than five (5) business days after the Effective Date, the parties will submit a written agreement to JAMS, consenting to terminate the Arbitration, with prejudice.

(b) With respect to the dismissal with prejudice of the Arbitration, each Party will bear its own fees and costs.

16. MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto and the expressly referenced provisions of the other agreements referenced herein, sets forth the complete, final and exclusive agreement between the Parties, and this Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes all prior agreements and understandings between the Parties, including without limitation the Original Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2 Bankruptcy.

(a) All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to intellectual property as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. If a case is

44.

commenced by or against either Party (the “Bankrupt Party”) under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, at the election of the Bankrupt Party made within sixty (60) days after the commencement of the case (or, if no such election is made, immediately upon the request of the non-Bankrupt Party) either: (i) perform all of the obligations provided in this Agreement to be performed by the Bankrupt Party including, where applicable and without limitation, providing to the non-Bankrupt Party portions of such intellectual property (including embodiments thereof) held by the Bankrupt party and such successors and assigns or otherwise available to them; or (ii) provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them.

(b) If a Title 11 case in commenced by or against the Bankrupt Party and this Agreement is rejected as provided in Title 11 and the non-Bankrupt Party elects to retain its rights hereunder as provided in Title 11, then the Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitations, a Title 11 Trustee) shall provide to the non-Bankrupt Party all such intellectual property (including all embodiments thereof) held by the Bankrupt Party and such successors and assigns or otherwise available to them immediately upon the non-Bankrupt Party’s written request therefore. Whenever the Bankrupt Party or any of it successors or assigns provides to the non-Bankrupt Party any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 16.2, the non-Bankrupt Party shall have the right to perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(c) All rights, powers and remedies of the non-Bankrupt Party provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the Bankrupt Party. The non-Bankrupt Party, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, under Title 11) in such event. The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including without limitation for purposes of Title 11: (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, registration and manufacture of licensed products; and (ii) the right to contract directly with any Third Party described in subsection (i) above to complete the contracted work. Any intellectual property provided pursuant to the provisions of this Section 16.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

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16.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including, without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force majeure specifically precludes the payment process.

16.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if (a) mailed by first class certified or registered mail, return receipt requested, postage prepaid, (b) express delivery service providing evidence of receipt or (c) personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

For Nuvelo:	Nuvelo, Inc.
201 Industrial Road, Suite 310
San Carlos, CA 94070
Fax: (650) 517-8058
Attention: CEO
Copy: Legal Department

For Archemix:	Archemix Corp.
300 Third Street
Cambridge, MA 02142
Fax: (617) 621-9300
Attention: Legal Department

16.5 Consents Not Unreasonably Withheld or Delayed. Except as expressly stated to the contrary, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other Party, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

16.6 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Products and shall make copies of such records available to the other Party upon reasonable request.

16.7 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

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16.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

16.9 Assignment. Except as otherwise specifically provided to the contrary in this Agreement, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; provided, that, a Party may make such an assignment without the other Party’s consent to an Affiliate or in conjunction with a merger, acquisition, or sale of all or substantially all of the assets of such Party to which this Agreement pertains. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.9 shall be null and void and of no legal effect.

16.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.11 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.12 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.13 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.14 Headings. The headings for each Article and Section in this Agreement, and in the Exhibits, have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

16.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

16.16 Tax Treatment and Tax Structure Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

NUVELO, INC.		ARCHEMIX CORP.

BY:	/s/ Ted W. Love, MD	BY:	/s/ Errol de Souza
NAME:	Ted W. Love, MD	NAME:	Errol de Souza
TITLE:	Chairman and Chief Executive Officer	TITLE:	President & CEO

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EXHIBIT A

DETERMINATION OF CERTAIN ACCOUNTING TERMS

Except where the context requires otherwise, capitalized terms used but not defined below shall have the meanings assigned to them in the Agreement to which this Exhibit A is attached.

1. “Product Profit and Loss” has the meaning assigned to it in Section 1.67 of the Agreement and shall be determined in the manner specified below. All amounts shall be determined in accordance with generally accepted accounting principles (“GAAP”), consistently applied.

2. “Cost of Goods” means the actual cost of Licensed Products shipped in either bulk or final therapeutic form as appropriately invoiced to the Parties by the then current Third Party manufacturer of the applicable Licensed Products. The cost of Licensed Product manufactured by Third Parties shall equal Nuvelo’s actual costs therefore. For purposes of calculating Product Profit and Loss in any calendar quarter, the actual cost of Licensed Products shipped shall be calculated on an accrual basis.

3. MARKETING, SALES AND DISTRIBUTION COSTS

3.1. “Marketing, Sales and Distribution Costs” shall be the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, Education, and Distribution Expenses, each of which is specified below, and all other costs which are generally consistent with the Commercialization Plan, and attributable to the sale, promotion or marketing of Licensed Products.

3.2. “Selling Expenses” means all costs and expenses directly associated with the efforts of field sales representatives with respect to Licensed Products, including field sales force (including field sales managers); field sales offices; home offices staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under co-promotion agreements. Field samples shall normally be charged to Trade Promotion, but if sales management has direct decision-making authority for the distribution of field sales samples, it may be appropriate to charge these costs to Selling Expenses. In cases where the same sales force is detailing Licensed Products and other products that are not Licensed Products, the costs of detailing sales calls shall be allocated on a pro rata basis based upon net sales of each respective product during the most recent quarter.

3.3. “Marketing Management” shall include product management and sales promotion management compensation and departmental expenses, including product related public relations, relationships with opinion leaders and professional societies, health care economics studies, contract pricing and administration, market information systems, governmental affairs activities for reimbursement, formulary acceptance and other activities directly related to the Licensed Products, management and administration of managed care and national accounts and other activities associated with developing overall sales and marketing strategies and planning for Licensed Products. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement shall be included in this category. In the event that Nuvelo is concurrently selling additional products that are not Licensed Products, such costs may be allocated on a pro rata basis based upon net sales of each respective product during the most recent quarter.

3.4. “Market and Consumer Research” shall include compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Licensed Products such as market share services (e.g., IMS data), special research testing and focus groups. In the event that Nuvelo is concurrently selling additional other products, expenditures not directly related to a Licensed Product may be allocated on a pro rata basis based upon net sales of each respective product during the most recent quarter on a percent of sales or other basis consistently applied which is no less favorable to the Licensed Products than the internal allocation for Nuvelo’s other products.

3.5. “Advertising” means all costs incurred for the advertising and promotion of Licensed Products through any means, including, without limitation: (a) television and radio advertisements; (b) advertisements appearing in journals, newspapers, magazines or other media; (c) seminars and conventions; (d) packaging design; (e) professional education programs; (f) samples, visual aids and other selling materials; (g) hospital formulary committee presentations; (h) presentations to state and other governmental formulary committees; and (i) all media costs associated with Licensed Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, and the like in newspapers, magazines, trade journals, television, radio, billboards, and the like.

3.6. “Trade Promotion” shall include the allowances given to retailers, brokers, distributors, hospital buying groups, and the like for purchasing, promoting, and distribution of Licensed Products. This shall include purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and field sales samples. To the extent multiple products are involved and some of such products are not Licensed Products, then such allowances shall be allocated on a pro rata basis based upon net sales of each respective product during the most recent quarter.

3.7. “Consumer Promotion” shall include the expenses associated with programs to promote Licensed Products directly to the end user. This category shall include expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not Licensed Products, then such allowances shall be allocated on a pro rata basis based upon net sales of each respective product during the most recent quarter.

3.8. “Education” shall include expenses associated with professional education with respect to Licensed Products through any means not covered above, including articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

3.9. “Distribution Expenses” means an amount equal to a percentage of Net Sales to be determined after the characteristics and anticipated price of the Licensed Products have been determined. Such percentage shall be agreed upon by the Parties in good faith, and shall be designed to approximate Nuvelo’s cost of distributing such Licensed Products.

4. POST-LAUNCH PRODUCT R&D EXPENSES

4.1. “Post-Launch Product R&D Expenses” shall include certain research and development costs incurred by a Party in relation to a Licensed Product after the first commercial launch and shall exclude administrative expenses and costs that are included within Costs of Goods or Development Costs. Such post-launch research and development costs shall include the following expenses only if such expenses are directly attributable to a Licensed Product:

(a) Phase 4 Clinical Trials;

(b) Ongoing product supports;

(c) Ongoing medical affairs;

(d) Preclinical research;

(e) Contract research and development costs performed by others for a particular project that have no alternative future uses in other research and development projects or otherwise; and

(f) Fees and expenses of outside counsel in respect of regulatory affairs unrelated to obtaining Regulatory Approvals.

5. ALLOCATED ADMINISTRATION EXPENSES

5.1. The costs eligible for allocations as “Allocated Administration Expenses” shall include the following: The direct costs of finance, management information services, human resources, payroll, information system, accounting and employees engaged in general management functions for the operating units in question, including direct costs of employees performing administration functions, the costs of supporting such individuals in the performance of their job (e.g., occupancy costs, travel, computers, and telephones), and outside services (e.g., consulting and audit services). Such costs shall be calculated in accordance with Nuvelo’s customary accounting methodology, consistently applied throughout such organization. Such costs shall be allocated based on the percentage such costs are of Nuvelo’s total net sales during the relevant quarter. Cost categories included within Allocated Administration Expenses shall not be included in any other cost recoverable under this Agreement.

5.2. The Parties shall attempt to agree upon a fixed percentage of Net Sales to cover the expected Allocated Administration Expenses.

6. CURRENCY GAINS OR LOSSES

6.1. “Currency Gains or Losses” shall include the following:

(a) Unhedged Transactions. Transaction gains or losses are those which result from a change in exchange rates between the functional currency and the currency in which the transaction is denominated. The transaction gain or loss is determined by measuring the increase or decrease in the functional currency cash flow due to the changes in the exchange rate from the date of the transaction to the settlement date. The difference between the functional currency amount calculated using the current exchange rate at the transaction date and the amount calculated using the currency exchange rate at the settlement date is the transaction gain or loss. Transaction gains or losses on unsettled foreign currency transactions are also reported in this manner. When there is a balance sheet date between the transaction date and settlement date, the gain or loss on the unsettled balance shall be measured using the current exchange rate at the balance sheet date.

(b) Hedged Transactions. For purposes of this collaboration, Nuvelo will not buy or sell forward, directly or indirectly, foreign currencies in amounts greater than those which can reasonably be expected to be received or paid, as the case may be, over the relevant time period. If Nuvelo enters into a hedged transaction, the gain or loss realized from the hedge, net of hedging transaction costs, must be included in the underlying transaction. If the currency transaction gain or loss has been included in Net Sales, inventories, Costs of Goods, or any other category defined herein, it shall not be included in this category.

7. CALCULATION OF THE COST OF CAPITAL. The Parties shall attempt to agree upon a fixed percentage of Net Sales to cover the expected cost of capital committed to the Collaboration.

8. ALLOCATION OF COSTS. The following guidelines shall be used to allocate costs to the Licensed Products:

(a) If the expense is specifically and exclusively used for the Commercialization of a Licensed Product, one hundred percent (100%) of such expense shall be an Allowable Commercialization Expense.

(b) If the expense is not specifically and exclusively used for the Commercialization of a Licensed Product (i.e., also for other products of Lead Marketing Party), it shall be allocated based on objective means (such as man-hours or amounts consumed) or, if such method cannot reasonably be used, based on Net Sales of each such product.

(c) No item of cost shall be duplicated in any of the categories comprising Allowable Commercialization Expenses.

(d) As more fully set forth above, for purposes of calculating Product Profit and Loss in any calendar quarter, the expense shall be the accrued costs.

EXHIBIT B

Coagulation Cascade Proteins

[

*

] Thrombin [

]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT C

Criteria for Short Acting Characteristics of Aptamers

For purpose of this Agreement, an Aptamer is a “Short Acting Coagulation Cascade Aptamer” if the Aptamer has [

*

                                                             ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT D

ARC 2172 Sequence

[                    *                     ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT E

REGIONAL OFFICES OR COUNTRIES IN WHICH

PATENT APPLICATIONS ARE TO BE NATIONALIZED

OR OTHERWISE PROSECUTED FILED AND MAINTAINED

[                        *                         ]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT F

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

by and between

ARCHEMIX CORP.

and

NUVELO, INC.

Dated as of [                                        ]

(i)

5.4	Rights Agreement	7

5.5	Proceedings and Documents	7

5.6	Qualifications	7

5.7	Qualified IPO	7

5.8	Legal Opinion	7

SECTION 6 Company’s Conditions to Closing		8

6.1	Representations and Warranties	8

6.2	Performance	8

6.3	Legal Investment	8

6.4	Rights Agreement	8

6.5	Payment of Purchase Price	8

SECTION 7 Miscellaneous		8

7.1	Governing Law	8

7.2	Survival	8

7.3	Successors and Assigns	8

7.4	Entire Agreement; Amendment and Waiver	8

7.5	Notices	9

7.6	Delays or Omissions	10

7.7	Severability	10

7.8	Interpretation	10

7.9	Further Assurances	10

7.10	Headings	10

7.11	Counterparts	10

Exhibits

Exhibit A – Registration Rights Agreement

Schedules

[Disclosure Schedule]

(ii)

ARCHEMIX CORP.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of [                    ] (the “Agreement”) is made by and between Archemix Corp., a Delaware corporation (the “Company”), and Nuvelo, Inc., a Delaware corporation (the “Purchaser”).

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase, shares of the Company’s common stock, par value $.001 per share (“Common Stock”), as provided in Section 7.3 of that certain Amended and Restated Collaboration and License Agreement between the Company and the Purchaser dated July [    ], 2006;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Definitions

1.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.

“Affiliate” shall mean an individual, trust, business trust, joint venture, partnership, corporation, limited liability company, association or any other entity which (directly or indirectly) is controlled by, controls or is under common control with the Purchaser. For the purposes of this definition, the term “control” (including, with correlative meanings, the term “controlled by” and “under common control with”) as used with respect to the Purchaser, means the possession of the power to direct or cause the direction of the management and policies of an entity, through the ownership of the outstanding voting securities or by contract or otherwise.

“By-laws” shall mean the Amended and Restated By-Laws of the Company, as amended from time to time.

“Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware, as amended from time to time.

“Closing” and “Closing Date” shall have the meanings specified in Section 2.2 hereof.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

“Common Stock” shall have the meaning specified in the recitals.

“Purchase Price” shall have the meaning specified in Section 2.1 hereof.

“Prospectus” shall mean the prospectus contained in the Registration Statement.

“Qualified IPO” means the Company’s firm commitment underwritten initial public offering on the [                     *                     ] filed under the Securities Act of 1933, as amended, covering the offer and sale of Company Common Stock, with total gross offering proceeds to Company (prior to underwriter commissions and expenses) of at least [                     *                    ] exclusive of the Purchase Price.

“Registration Statement” shall mean the Registration Statement on Form S-1 (File No. 333-[            ]) filed with the Commission relating to the Company’s initial public offering of its Common Stock.

“Rights Agreement” shall mean the Registration Rights Agreement dated as of the date hereof by and between the Company and the Purchaser in the form attached hereto as Exhibit A.

“Shares” shall have the meaning specified in Section 2.1 hereof.

1.2 Certain other words and phrases are defined or described elsewhere in this Agreement and the Exhibits and Schedules hereto.

1.3 Wherever used in this Agreement:

the words “include” or “including” shall be construed as also incorporating “but not limited to” and “without limitation”;

the word “day” means a calendar day unless specified otherwise; and

the word “law” (or “laws”) means any statute, ordinance, regulation or code.

1.4 Unless specified to the contrary, references to Articles, Sections, Schedules and/or Exhibits mean the particular Article, Section, Schedule or Exhibit in or to this Agreement.

1.5 References to this Agreement shall include this Agreement as varied or modified from time to time by the parties.

1.6 Unless the context requires otherwise, words in the singular number include the plural and vice versa.

1.7 All Schedules and Exhibits hereto are hereby incorporated herein and made a part hereof.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

2.

Authorization, Purchase and Sale of the Shares

Purchase and Sale of the Shares. At the closing (as defined in Section 2.2 hereof), and subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company [                    ] shares of Common Stock (the “Shares”) at a purchase price of $[                    ] per share for a total purchase price of $[                    ] (the “Purchase Price”).

Closing. The purchase and sale of the Shares being purchased by the Purchaser shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, at 10:00 a.m., local time, on [                    ], or at such other location, date and time as may be agreed upon among the Purchaser and the Company (such closing being called the “Closing” and such date and time being called the “Closing Date”). At the Closing, the Company shall issue and deliver to the Purchaser a certificate in definitive form, registered in the name of the Purchaser, representing the Shares being purchased by the Purchaser at the Closing. As payment in full for the Shares being purchased by it under this Agreement, and against delivery of the certificate therefor as aforesaid, on the Closing Date, the Purchaser (a) shall deliver to the Company a check payable to the order of the Company in the amount of the Purchase Price, (b) shall transfer such amount to the account of the Company by wire transfer, or (c) shall deliver a combination of (a) and (b) above.

Representations and Warranties and Certain Covenants of the Company

Except as set forth in any disclosure schedules delivered herewith (which shall be numbered to correspond with the sections of this Section 3), the Company hereby represents and warrants to and covenants to the Purchaser as follows:

Organization, Qualifications and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and the Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where failure to qualify would not have a material adverse effect on the business or financial condition of the Company. The Company has the corporate power and authority to own and hold its properties and to carry on its business as now conducted or as planned to be conducted in the foreseeable future, to execute, deliver and perform this Agreement, the Rights Agreement and any other agreements, documents or instruments contemplated hereby to which it is a party, to issue, sell and deliver the Shares.

Authorization of Agreements, Etc.

The execution and delivery by the Company of this Agreement and the Rights Agreement, the performance by the Company of its obligations hereunder and thereunder, and the issuance, sale and delivery of the Shares have been duly authorized by all requisite

3.

corporate action and will not violate any provision of law, any order of any court or other agency of government specifically naming the Company, the Certificate of Incorporation, or the By-laws or any material provision of any indenture, agreement or other instrument to which the Company is a party or by which it or its assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, which violation, conflict or default could have a material adverse effect on the Company, or result in the creation or imposition of any material lien, charge, restriction, claim or encumbrance upon any of the properties or assets of the Company.

The Shares have been duly authorized and the Shares, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free of all liens, charges, restrictions, claims and encumbrances imposed by or through the Company except as set forth in the Rights Agreement. None of the issuance, sale or delivery of the Shares is subject to any preemptive right of stockholders of the Company or to any right of first refusal or other right in favor of any person which has not been waived.

Validity. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes and the Rights Agreement, when executed and delivered in accordance with this Agreement, will constitute, the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.

Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with any federal or state governmental authority, any party to a contract to which the Company or its assets are bound or any other third party on the part of the Company required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained prior to, and be effective as of, the Closing (other than such filings under the “blue sky” law of any state governmental authority and any federal securities law filings that may be made after the Closing, which such filings shall be timely made, or such filings required by the Rights Agreement). The sale of the Shares is not subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

Subsidiaries. The Company has no subsidiaries other than as listed in an Exhibit to the Registration Statement.

Capitalization. The authorized and outstanding shares of capital stock and options, warrants and other rights to purchase capital stock of the Company is as set forth in the Prospectus. All issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

Litigation. Except as set forth in the Prospectus and required to be disclosed therein, there is no (i) action, suit, claim, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency

4.

or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company pending under collective bargaining agreements or otherwise or (iii) governmental inquiry pending or, to the best of the Company’s knowledge, threatened against the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any license or permit), and to the best of the Company’s knowledge there is no basis for any of the foregoing.

Financial Statements. The financial statements of the Company contained in the Prospectus (i) are true and correct in all material respects, (ii) are in accordance with the books and records of the Company, (iii) present fairly in all material respects the financial position of the Company on as of the dates thereof and (iv) were prepared in accordance with United States generally-accepted accounting principles (except, with respect to any interim Financial, for all of the required footnotes and year end adjustments, which are not expected to be material).

Taxes. The Company has accurately prepared in all material respects and timely filed all federal, state, country and local tax returns required to be filed by it, and the Company has paid all taxes required to be paid by it pursuant to such returns as well as all other taxes, assessments and governmental charges which have become due or payable, including, without limitation all taxes which the Company is obligated to withhold from amounts owing to employees, creditors and third parties. All such taxes with respect to which the Company has become obligated pursuant to elections made by the Company in accordance with generally accepted practice have been paid and adequate reserves have been established for all taxes accrued but not payable.

Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all patent, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, copyrights, manufacturing processes, formulae, trade secrets, customer lists and know how (collectively, “Intellectual Property”) necessary to the conduct of its business as conducted consistent with the description of the Company’s business as set forth in the Prospectus. Without diminishing the representation set forth in the preceding sentence, the Company further represents that it has taken commercially reasonable steps to ensure that all right, title and interest in any Intellectual Property which has been developed by key employees or founders of the Company in their capacity as either employees or consultants to the Company which is necessary for the conduct of the Company’s business as conducted has been unconditionally assigned to the Company.

Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

Insurance. The Company will use its commercially reasonable efforts to maintain insurance with financially sound and reputable insurance companies or associations, in such amounts and covering such risks as are adequate and customary for the type and scope of its properties and business as currently conducted and as planned to be conducted in the foreseeable future.

Prospectus. The Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made.

5.

Offering Valid. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4 hereof, the offer, sale and issuance of the Shares will be exempt from the registration requirements of the Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

Representations and Warranties of Purchaser

The Purchaser represents and warrants to the Company as follows:

Experience. The Purchaser: (a) is an accredited investor within the definition of Regulation D promulgated under the Act; (b) is experienced in evaluating and in investing in developing biotechnology companies such as the Company and can afford a loss of its entire investment; and/or (c) has a pre-existing personal or business relationship with the Company and/or certain of its officers, directors or controlling persons of a nature and duration that enable it to be aware of the character, business acumen and financial circumstance of such persons.

Investment. The Purchaser is acquiring the Shares for investment for its own account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares have not been registered under the Act by reason of specified exemptions form the registration provisions of the Act.

Rule 144. The Purchaser acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144 promulgated under the Act, which permit limited release of shares purchased in a private placement subject to the satisfaction of certain conditions, and is aware that such Rule may not become available for resale of the Shares.

Access to Data. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management and has had the opportunity to review the Company’s facilities.

Brokers. The Purchaser has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

Authorization. The Purchaser has full power and authority to enter into and to perform this Agreement in accordance with its terms. All action (corporate or otherwise) on the part of the Purchaser necessary for the authorization, execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement is valid and binding obligation of the Purchaser, enforceable in accordance with its terms, subject of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors and to general principles of equity.

6.

Purchaser’s Conditions to Closing

The Purchaser’s obligation to purchase Shares at the Closing is subject to the fulfillment to its satisfaction on or prior to the Closing Date of each of the following conditions:

Representations and Warranties. The representations and warranties contained in Section 3 shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

Performance. The Company shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which purchaser and the Company are subject.

Rights Agreement. The Company and the Purchaser shall have executed and delivered the Rights Agreement.

Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser and its counsel. Prior to the Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement and the Rights Agreement, issue the Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect.

Qualifications. All other authorizations, approvals or permits if any, of any governmental authority or regulatory body of the United States or any state that are required prior to and in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be effective on and as of the Closing Date.

Qualified IPO. The Qualified IPO shall have been completed and the proceeds therefrom shall have been received by the Company.

Legal Opinion. The Purchaser shall have received from legal counsel to the Company an opinion addressed to the Purchaser, dated as of the Closing Date, in form customarily delivered in connection with the private placement of shares of common stock of a publicly traded company and acceptable to the Purchaser, acting reasonably.

7.

Company’s Conditions to Closing

The Company’s obligation to sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

Representations and Warranties. The representations and warranties made by the Purchaser pursuant to Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date.

Performance. The Purchaser shall have performed and complied with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

Legal Investment. At the time of the Closing, the purchase of the Shares shall be legally permitted by all laws and regulations to which the Purchaser and the Company are subject.

Rights Agreement. The Company and the Purchaser shall have executed and delivered the Rights Agreement.

Payment of Purchase Price. The Purchaser shall have delivered to the Company a check or a transfer of funds to the account of the Company in the full amount of the Purchase Price.

Miscellaneous

Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.

Survival. The representations, warranties, convenants and agreements made herein shall survive the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the terms of this Agreement, no party hereby may assign its rights or obligations hereunder (whether by operation of law or otherwise, including by merger, asset sale, sale of stock or otherwise) without the prior written consent of the other parties hereto.

Entire Agreement; Amendment and Waiver. This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the full and

8.

entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended, modified, waived or terminated, except by a written instrument signed by the Company and the Purchaser.

Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Archemix Corp.
300 Third Street
Cambridge, MA
Attn: Legal Department
Facsimile: (617) 621-9300

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Jeffrey M. Wiesen, Esquire
Facsimile: (617) 542-2241

If to the Purchaser:	Nuvelo, Inc.
201 Industrial Road, Suite 310
San Carlos, CA 94070
Attn: Chief Executive Officer
Facsimile: (650) 517-8058

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
Attn: John Geschke, Esquire
Facsimile: (650) 849-7400

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

9.

Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default occurring thereafter; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder or any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Interpretation. The parties hereby acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Further Assurances. From and after the date of this Agreement, the Company and the Purchaser shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

Headings. The headings and subheadings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall each have the same effect as an original counterpart hereof.

[Remainder of Page Intentionally Left Blank]

10.

IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

COMPANY:

ARCHEMIX CORP.

By:
Name:
Title:

PURCHASER:

NUVELO, INC.

By:
Name:
Title

11.

EXHIBIT G

Registration Rights Agreement

ARCHEMIX CORP.

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT dated as of [                    ] (the “Agreement”) is made by and between Archemix Corp., a Delaware corporation (the “Company”), and Nuvelo, Inc., a Delaware corporation (the “Investor”).

WHEREAS, the Company proposes to issue and sell to the Investor certain shares of its common stock, par value $.001 per share (“Common Stock”) pursuant to the Stock Purchase Agreement by and between the Company and Investor of even date herewith (the “Stock Purchase Agreement”) as provided in Section 7.3 of that certain Amended and Restated Collaboration and License Agreement between the Company and the Purchaser dated July [    ], 2006 (the “Collaboration Agreement”);

WHEREAS, as a condition to entering into the Stock Purchase Agreement, the Investor has requested that the Company grant to it registration rights and certain other rights and covenants set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby , the parties hereto agree as follows:

Registration Rights. The Company and the Investor, as applicable, covenant and agree as follows:

Definitions. For purposes of this Agreement:

The term “Act” means the Securities Act of 1933, as amended, or any similar federal statute and the rules, regulations and policies of the Commission thereunder, all as the same shall be in effect at the time.

The term “1934 Act” means the Securities Exchange Act of 1934, as amended , or any similar federal statute and rules, regulations and policies of the Commissions thereunder, all as the same shall be in effect at the time.

The term “Common Stock” shall have the meaning set forth in the recitals.

The term “Form S-1” means a registration statement on Form S-1 or such other form under the Act as in effect on the date hereof, or any registration form under the Act subsequently adopted by the SEC, which permits the registration of securities under the Act for which no other form is authorized or prescribed.

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The term “Form S-3” means a registration statement on Form S-3 or such other form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC, which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC or relates to secondary offerings.

The term “Holder” means the Investor (so long as the Investor holds Registrable Securities) and any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.10 hereof.

The term “Qualified Public Offering” means the Company’s firm commitment underwritten initial public offering filed under the Act covering the offer and sale of the Company’s Common Stock, with gross offering proceeds to the Company of not less than [        *         ] exclusive of any amount issued to the Investor pursuant to the collaboration Agreement.

The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement, other than a registration statement on Form S-4 on Form S-8 or successor or comparable forms thereto, or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document.

The term “Registrable Securities” means (i) any shares of Common Stock issued to the Investor pursuant to the Stock Purchase Agreement, (ii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which the rights under this Section 1 are not assigned; provided, however, that shares of Common Stock which are Registrable Securities shall cease to be Registrable Securities upon sale of such shares pursuant to a registration statement or Rule 144 under the Act or upon the eligibility for immediate sale of all Registrable Securities under Rule 144(k) under the Act.

The term “SEC” means the Securities and Exchange Commission.

The term “Special Registration Statement” means (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

Sale or Transfer of Shares: Legend.

The Registrable Securities shall not be sold or transferred unless either (i) such shares first shall have been registered under the Act, or (ii) the transfer complies with Rule 144, Rule 144A or an exemption from registration under the Act, provided that, in the event of a sale pursuant to an exemption under the Act, if requested by the Company, the Company shall have been first furnished with an opinion of legal counsel, to the effect that such sale or transfer is exempt from the registration requirements of the Act, provided further, however, that an opinion of counsel shall not be required for sales under Rule 144 under the Act.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

13.

Each certificate representing the Registrable Securities shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND THEY MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (a) SUCH SHARES FIRST SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) THE TRANSFER COMPLIES WITH RULE 144, RULE 144A OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND, IF REQUESTED BY THE COMPANY, THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS IS THEN AVAILABLE, PROVIDED, HOWEVER, THAT AN OPINION OF COUNSEL SHALL NOT BE REQUIRED FOR SALES MADE UNDER RULE 144 AND (2)THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES LAWS.

The foregoing legend shall be removed from the certificates representing any Registrable Securities, at the request of the holder thereof, at such time as they become eligible for resale pursuant to Rule 144(k) under the Act.

“Piggyback” Registration.

Registration Statement. Following the consummation of a Qualified Public Offering, if (but without any obligation to do so) the Company shall determine to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration or Form S-4 or S-8 or relating solely to the sale of securities to participants in a stock plan or a registration relating solely to a Rule 145 transaction or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within fifteen (15) days after receipt of such notice by the Holder in accordance with Section 2.5, the Company shall, subject to the provisions of this Section 1.3, use its reasonable best efforts to include in such registration all of the Registrable Securities that each such Holder has requested to be registered.

Company Deferral. In connection with any offering not involving an underwriting of shares of the Company’s capital stock, if the Company shall furnish to the Holders a certificate signed by the Chairman of the Company stating that in the good faith.

14.

judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for all of the Holders’ shares to be included in the registration statement to be filed and it is therefore essential to defer the inclusion of all or some of the Holders’ Registrable Securities in such registration statement, the Company shall have the right to reduce such number of shares as the Board of Directors determines, in its good faith judgment, are necessary, provided, however, that if the number of Registrable Securities to be included in the registration statement in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Securities have requested to be included, then the number of shares that may be included in the registration statement shall be allocated, first, to the Company; second, to holders of shares of capital stock (other than a Holder) with registration rights under that certain Second Amended and Restated Registration Rights Agreement dated as of March 31, 2004 by and among the Company and the Purchasers named therein, as amended from time to time (the “Existing Registration Rights Agreement”); and third to the Holders on a pro rata basis based on the total number of Registrable Securities held by each Holder.

Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under this Section 1.3 to include any of the Holders’ Registrable Securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in an offering exceeds the amount that the underwriters determine, in good faith, is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in good faith will not jeopardize the success of the offereing. If the number of Registrable Securities to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Holders of Registrable Securities have requested to be included, then the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to holders of shares of capital stock (other than a Holder) with registration rights under the Existing Registration Rights Agreement; and third to the Holders on a pro rata basis based on the total number of Registrable Securities held by each Holder.

Withdrawal. Notwithstanding the foregoing provisions, the Company may withdraw any registration statement referred to in this Section 1.3 for any reason without thereby incurring any liability to the holders of Registrable Securities.

Demand Registration. In case the Company shall, at any time following the one year anniversary of the closing of a Qualified Public Offering, receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement, or, if such short-form registration statement is not available for use by the Company, on Form S-1 (or any successor to Form S-1) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

15.

as soon as practicable, but in any event within [    *    ] of receipt of such request, file such registration statement and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen(15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(i) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000);

(ii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating either (A) that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, or (B) that the Company intends to make a public offering within [        *        ] of the receipt of the request of such Holder or Holders, the Company shall have the right to defer the filing of the registration statement for a period of not more than [        *        ] after receipt of the request of the Holder or Holders under this Section 1.4; provided that such right to delay a request shall be exercised by the Company not more than once in any [        *        ] period;

(iii) if the Company has already effected a registration for the Holders pursuant to this Section 1.4, and such registration statement remains effective; or

(iv) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Obligations of the company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible (and subject to the foregoing):

Prepare and file with the SEC a registration statement with respect to such Registrable such Securities and use its reasonable best efforts to cause such registration statement to become effective as soon as possible, and keep such registration statement to become effective as soon as possible, and keep such registration statement effective until all shares registered thereunder cease to be Registrable Securities; provided, however, that at any time upon written notice to the participating Holders and for a period not to exceed [        *        ] thereafter (exclusive of any deferral under Section 1.4) (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the participating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably concludes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

16.

result in a Violation (as defined below), or the Company intends to complete a public offering within [        *        ] other than pursuant to a Special Registration Statement. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed [        *        ] in the aggregate in any [        *        ] period. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required be the Act;

In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, and such agreement shall specify that, and the Company shall cause, the same opinions of counsel of the Company and “comfort letters” of the auditors of the Company as are delivered to the managing underwriter of such offering to also be addressed and delivered to each Holder;

Promptly notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act as a result of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and promptly prepare and distribute any amendment, prospectus or supplement necessary to render the registration statement not deficient or misleading;

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

17.

Cause all such Registrable Securities registered hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed (or the Nasdaq Global Market, if applicable);

Provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

Otherwise use its best efforts to comply with the securities laws of the United States and other applicable jurisdictions and all applicable rules and regulations of the SEC and comparable governmental agencies in other applicable jurisdictions and make generally available to its holders, in each case as soon as practicable, an earnings statement of the Company which will satisfy the provisions of Section 11(a) of the Act; and

Otherwise cooperate with the underwriter or underwriters, the SEC and other regulatory agencies and take all actions and execute and deliver or cause to be executed and delivered all documents necessary to effect the registration of any Registrable Securities hereunder.

Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

Expenses of Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to this Section 1 for each Holder, including (without limitation) all registration, filing , and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of one counsel for the Holders registering their shares thereunder, but excluding underwriting discounts and commissions relating to the Registrable Securities.

18.

Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

To the extent permitted by law, the Company will indemnify, defend and hold harmless each Holder, its officers, directors, employees, agents and representatives, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (each, a “Company Indemnified Person”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (the “Company Indemnified Amount”) arise out of or are based upon any of the following (collectively, a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities or Blue Sky laws or any rule or regulation thereunder in connection with such registration; and the Company will pay to each such Company Indemnified Person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any Company Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 1.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Company Indemnified Amount as to any Company Indemnified Person to the extent such liability arises out of or is based upon a Violation (i) which occurs in reliance upon and in conformity with written information relating to such Company Indemnified Person and furnished expressly for use in connection with such registration by such Company Indemnified Person or (ii) contained in a preliminary prospectus and corrected in a final or amended prospectus if such seller, underwriter or controlling person received notice of such final or amended prospectus prior to the effective date of the registration statement but failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability resulting from a Violation contained in such preliminary prospectus, in any case where such delivery is required by the Act.

To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) (the “Holder Indemnified Amount”) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information relating to such Holder and furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person

19.

intended to be indemnified pursuant of this subsection 1.8(b), in connection with investigating or defending any Holder Indemnified Amount; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, that, in no event shall any indemnity under this subsection 1.8(b) exceed the net proceeds from the offering received by such Holder.

Promptly after receipt by an indemnified party under this Section 1.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.8, but the omission so to deliver written notice to the indemnifying party will relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.8.

If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; and provided, that, in no event shall any contribution under this subsection 1.8(d) exceed the net proceeds from the offering received by such Holder.

Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

20.

The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

Reports Under 1934 Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to use its reasonable best efforts to:

make and keep public information available as those terms are understood and defined in SEC Rule 144, at all times after [        *        ] after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after [        *        ] after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a Permitted Assignee (as defined below), provided that: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For purposes of this Section 1.10 a “Permitted Assignee” shall mean an entity that acquires all or substantially all of the ownership interests of a Holder.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

21.

“Market Stand-Off” Agreement. The Investor hereby agrees that, during the [        *        ] period following the effective date of the registration statement for the Qualified Public Offering or such other period as requested of all Company executive officers requird to file Forms 3 and 4 and directors of the Company by the underwriters in the Qualified Public Offering in order to comply with Rule 2711 of the National Association of Securities Dealers or otherwise, the Investor shall not, to the extent requested by the company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all executive officers and directors of the Company enter into similar agreements. In addition to the obligations under this Section, the Investor agrees to execute a separate agreement on form satisfactory to such underwriter containing such covenant and obligation.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Investor (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.11 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to SEC Rule 145, or a transaction on Form S-4 or similar forms which may be promulgated in the future.

Termination of Registration Rights.

The right of any Holder to request registration or inclusion in any registration pursuant to Section 1 shall terminate once all company securities held by such Holder cease to be Registrable Securities, and this Agreement shall terminate once all of the securities covered hereby cease to be Registrable Securities.

Miscellaneous.

Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Subject to the terms of this Agreement, no party hereby may assign its rights or obligations hereunder (whether by operation of law or otherwise, including by merger, asset sale, sale of stock or otherwise) without the prior written consent of the other parties hereto.

Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without giving effect to principles of conflicts of law thereunder.

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall each have the same effect as an original counterpart hereof.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

22.

Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Notices. Unless otherwise provided, all notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:	Archemix Corp.
300 Third Street
Cambridge, MA 02142
Attn: Legal Department
Facsimile: (617) 621-9300

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
Attn: Jeffrey M. Wiesen, Esquire
Facsimile: (617) 542-2241

If to the Investor:	Nuvelo, Inc.
201 Industrial Road, Suite 310
San Carios, CA 94070
Attn: Chief Executive Officer
Facsimile: (650) 517-8058

With a copy to:	Cooley Godward LLP
Five Palo Alto Square
3000 E1 Camino Real
Palo Alto, CA 94306-2155
Attn: John Geschke, Esquire
Facsimile: (650) 849-7400

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

23.

Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Entire Agreement: Amendments and Waivers. This Agreement constitutes the full and complete agreement of the parties hereto, and supersedes all prior agreements, whether written or oral, with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent (i) of the Company, (ii) the Investor (so long as the Investor holds Registrable Securities) and (iii) any transferee or assignee of Registrable Securities pursuant to Section 1.10 of this Agreement who holds not less than 250,000 shares of Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Interpretation. The parties hereby acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Remedies. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law).

[THE REMAINDER OF THE PAGE IS LEFT INTENTIONALLY BLANK]

24.

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement or caused this Agreement to be executed by their duly authorized representatives, as of the date first written above.

COMPANY:

ARCHEMIX CORP.

By:	/S/ ERROL DE SOUZA
Name:	Errol de Souza
Title:	President and CEO

INVESTOR:

NUVELO, INC.

By:	/S/ TED W. LOVE
Name:	Ted W. Love
Title:	Chairman and CEO

25.

EXHIBIT H

FINANCIAL STATEMENT FORMAT

	Total Product Line P(L)	% Net Sales

Gross Sales
Less:
Transportation Charges
Credit & Allowances
Taxes & Duties

Net Sales

Cost of Goods:
Gross Profit

Commercialization Costs:
Selling Expenses (including provisions for uncollectible accounts)
Marketing Management
Market & Consumer Research
Advertising
Trade Promotion
Consumer Promotion
Education
Total Distribution Expenses
Other
Total Commercialization Costs

Post-Launch Product R&D Expenses:
Phase 4 Clinical Trials
Product Support
Medical Affairs
Preclinical Research
Other Contract R&D
Total Post-Launch Product R&D Expenses

Allocated Administration Expenses:

Patent Expenses
Currency Gains (Losses):
Unhedged Transactions
Hedged Transactions
Total Currency Gains (Losses)

Net Sublicense Revenues
Product Profits (Losses)
Equalization Receipt (Payment)
Balance After Equalization

26.